Exhibit 10.1

HOTEL MANAGEMENT AGREEMENT

for

[HOTEL NAME]

between

[SONESTA MANAGEMENT ENTITY]

as OPERATOR

and

[HOTEL LESSEE]

as OWNER

August 1, 2025

i

ARTICLE 8	FLOW OF FUNDS; WORKING CAPITAL	25

8.1	Deposit of Money	25
8.2	Checks	25
8.3	Funding Operation	25
8.4	Disbursements	26
8.5	Timing of Payments	26

ARTICLE 9	FINANCIAL REPORTING	27

9.1	Financial Reporting	27
9.2	Books of Account	27
9.3	Periodic Reports	28
9.4	Business Plan	29
9.5	Estimates and Projections	31
9.6	Refurbishment Program	31

ARTICLE 10	OPERATOR’S FEES; DISBURSEMENTS	32

10.1	Base Fee	32
10.2	Incentive Fee	32
10.3	Brand Promotion Fee	32
10.4	Loyalty Fee	33
10.5	Construction Management Fee; Technical Services Fee	33
10.6	Centralized Services Fee	33
10.7	Disbursement of Fees	33
10.8	Payment on Termination	34
10.9	Interest	34

ARTICLE 11	INSURANCE	34

11.1	Insurance	34
11.2	General	34
11.3	Certificates; Endorsements; Parties Insured	35
11.4	Blanket Coverage Permitted	35
11.5	No Right of Subrogation; Waiver of Liability	35
11.6	Alternative Insurance	35

ARTICLE 12	PROPERTY TAXES	36

12.1	Property Taxes	36
12.2	Right of Contest	36

ARTICLE 13	MAINTENANCE AND REPAIRS	36

13.1	Maintenance and Repairs	36

ARTICLE 14	DAMAGE BY FIRE OR OTHER CASUALTY	38

14.1	Damage by Fire or Other Casualty	38
14.2	Right of Termination Upon Total or Substantial Destruction	39
14.3	Right of Reinstatement	39

ARTICLE 15	CONDEMNATION	40

15.1	Total Taking	40
15.2	Partial Taking	40
15.3	Right of Reinstatement	41

ARTICLE 16	TERMINATION OF AGREEMENT BY OWNER	41

16.1	Event of Default	41
16.2	Termination for Failure to Meet Performance Standard	42

ARTICLE 17	TERMINATION OF AGREEMENT BY OPERATOR	43

17.1	Owner Default	43

ARTICLE 18	OPERATOR’S RIGHT UPON TERMINATION	44

18.1	Operator’s Rights Upon Termination	44
18.2	Post-Termination Liability	46
18.3	WARN Act	46

ARTICLE 19	ASSIGNMENT OF AGREEMENT	47

19.1	Binding on Successors and Assigns	47
19.2	Operator’s Right of Assignment	47
19.3	Owner’s Right of Assignment	48
19.4	No Third-Party Beneficiaries	49
19.5	Continuing Liability	49

ARTICLE 20	SALE OF HOTEL	49

20.1	Sale of Hotel	49

ARTICLE 21	INDEMNITIES	49

21.1	Indemnities	49

ARTICLE 22	MISCELLANEOUS	51

22.1	Notices	51
22.2	Governing Law; Consent to Jurisdiction; Arbitration	51
22.3	Captions	54
22.4	Consents	54
22.5	Operator as Agent	54
22.6	No Waiver	55
22.7	Severability	55
22.8	No Recourse	56

22.9	Entire Agreement	56
22.10	Supplemental Agreements	57
22.11	Estoppel Certificates	57
22.12	Operator Not a Trustee	57
22.13	No Oral Modification	57
22.14	Force Majeure	57
22.15	Counterparts	58
22.16	Emergencies	58
22.17	Litigation	58
22.18	Licenses and Permits	58
22.19	Holder	58
22.20	Operator’s Business	60
22.21	Expenses	60
22.22	Foreign Corrupt Practices Act	61
22.23	Recordation	61
22.24	Irrevocability of Contract	61
22.25	Waivers	62
22.26	Owner’s Representative	62
22.27	Survival	62
22.28	Employment Matters	62
22.29	REIT Qualification	63
22.30	Adverse Regulatory Event	64
22.31	Tax Matters	64
22.32	Dollar Amount Adjustment	64

ARTICLE 23	REPRESENTATIONS, WARRANTIES AND COVENANTS	64

23.1	Owner Representations and Warranties	64
23.2	Operator Representations and Warranties	65
23.3	Quiet Enjoyment	66
23.4	Financing and Sales; Disclosures of Non-Participation by Operator	67
23.5	Condo-Hotel; Fractional Ownership Project	67

ATTACHMENTS

Exhibit A – [Intentionally Omitted]

Exhibit B – Competitive Hotels

Exhibit C – Centralized Services

Exhibit D –[Intentionally Omitted]

Exhibit E – Business Plan for 2025

Exhibit F - Insurance

Exhibit G – Form of Memorandum of Reinstatement Right

HOTEL MANAGEMENT AGREEMENT

THIS HOTEL MANAGEMENT AGREEMENT (this “Agreement”) is made and entered into effective as of this 1st day of July 2025 (the “Commencement Date”) between [______________, a _______________], (“Owner”), and [SONESTA MANAGEMENT ENTITY, a ______________] (“Operator”).

Recitals

A.	[____________], a [____________] (“Landlord”) owns fee title to the real property located at [ADDRESS] (the “Real Property”).

B.	Landlord has leased to Owner a portion of the Real Property, comprised of the [___-room DESCRIBE HOTEL] (as further described in this Recital A and Article 1, the “Hotel”), pursuant to that certain Lease Agreement dated as of [____________________] (the “Lease”).

C.	Owner desires to obtain the benefits of Operator’s expertise in the management and operation of the Hotel by granting to Operator exclusive, complete and full control and discretion in the operation, direction, management and supervision of the Hotel, subject to the limitations in this Agreement, and Operator desires to assume such control and discretion upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises, covenants, and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Owner and Operator agree as follows:

ARTICLE 1
DEFINITIONS

1.1            Definitions. The following terms shall have the following meanings when used in this Agreement, and Owner and Operator agree to comply with any operative terms and conditions set forth in this Section 1.1 below:

“Adverse Regulatory Event” shall have the meaning set forth in Section 22.30.

“Affiliate” of any Person shall mean any Person that, directly or indirectly, controls, is controlled by, or is under common control with, the referenced Person. For purposes hereof, the term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of any Person, whether through the ownership of voting securities, by agreement, or otherwise.

“Annual Incentive Fee” shall have the meaning set forth in Section 10.2(a).

“Annual Incentive Fee Cap” shall mean, for any Calendar Year in which Operator is entitled to an Annual Incentive Fee, an amount equal to [three percent (3%)/five percent (5%)]1 of Gross Revenues of the Hotel in such Calendar Year.

“Annual Profit and Loss Statement” shall mean a profit and loss statement prepared, in all material respects, in accordance with the Uniform System and which is consistent with GAAP, applied on a consistent basis, for the applicable Calendar Year, which shall include such information relating to the Hotel and public information relating to Operator and its Affiliates that (a) may be reasonably required in order for the Landlord or Owner to prepare financial statements in accordance with GAAP or to comply with applicable securities laws and regulations and the SEC’s interpretation thereof, (b) may be reasonably required for the Landlord or Owner, as applicable, to prepare federal, state or local tax returns, or (c) is of the type that Operator customarily prepares for other hotel owners.

“Applicable Laws” shall mean all present and future laws, rules, orders, ordinances, regulations, statutes, requirements, codes and executive orders of all federal, state, local or foreign governmental authorities, whether now existing or hereafter created, affecting the Hotel or the use, occupation, operation or maintenance thereof, including, without limitation, the liquor control bodies, it being expressly understood and agreed however that where the term “Applicable Laws” is used with respect to the obligations or liability of Operator, same shall not in any instance be deemed to create or imply responsibility of or by Operator for or with respect to the operations or obligations of any tenant, concessionaire or operator.

“Approval Completion” shall mean Owner’s approval (pursuant to Section 9.4(a)) of all of the components of a Capital Budget or, if a Capital Budget has been submitted to arbitration, final settlement or resolution of all disputes with respect to such Capital Budget.

“Approved Construction and Capital Expenditures” shall mean the hard and soft costs of construction materials, equipment and labor in connection with: (i) the construction of any additional buildings, guest rooms or facilities for use by Hotel guests, (ii) the completion of any capital projects at the Hotel, pursuant to Section 4.12 hereof or otherwise, (iii) the reconstruction of all or any portion of the Hotel pursuant to Article 14 or Article 15 hereof, or (iv) any other capital expenditure made with respect to the Hotel which is not made in the ordinary course of the operation of the Hotel and not regularly scheduled refurbishment or replacement of FF&E, and which cost, in each case, was contemplated in the Business Plan and the cost thereof is within the variances permitted in Section 9.6 or has otherwise been approved in writing by Owner.

“Average Annual Fee” shall mean the amount obtained by dividing (x) the aggregate Management Fees paid to Operator during the two Full Calendar Years immediately preceding the date of calculation by (y) two; provided that if the calculation is made prior to the end of the second Full Calendar Year, the numerator shall be the aggregate Management Fees projected to be paid to Operator during the first two (2) Full Calendar Years as shown in the approved Business Plan for such years.

“Base Fee” shall have the meaning set forth in Section 10.1.

1 NTD: 3% for Full Service Hotels; 5% for Extended Stay Hotels and Select Service Hotels.

2

“Brand Hotels” shall mean hotels that are operated, licensed, or marketed by Operator or its Affiliates as a [_________________] under the Marks.

“Brand Manual” shall mean one or more documents or guides (which may be in print or digital format) commonly referred to as the brand standards manual together with its supporting documentation. The Brand Manual may include the Brand Standards and information on suggested procedures and Owner’s other obligations under this Agreement. Operator shall submit the most recent version of the Brand Manual to Owner once per year.

“Brand Promotion Fee” shall have the meaning set forth in Section 10.3.

“Brand Standards” shall mean the mandatory specifications, standards, operating procedures, and rules that Operator periodically prescribes for constructing, equipping, furnishing, supplying, operating, maintaining and marketing Brand Hotels, including the Hotel. Operator may add elements to the Brand Standards or modify, alter, or delete elements of the Brand Standards, provided that such modifications, alterations or deletions shall (A) apply to all Brand Hotels and (B) be commercially reasonable both with respect to the implementation and cost. Except as necessary to comply with local fire and life safety measures required by Applicable Law, Owner will never be required to make any (a) structural changes to the Hotel envelope or Hotel skin, including physical additions to the Hotel (i.e., the addition of more space to the Hotel); (b) changes to the size of the and/or number of guestrooms; or (c) reconfiguration of any load bearing walls in the Hotel in order to comply with Brand Standards.

“Budget” shall mean, individually and collectively, as context may require, each annual Operating Budget and each annual Capital Budget prepared and approved pursuant to Section 9.4 of this Agreement.

“Budgeted GOP” shall mean, for each Calendar Year, the projected Gross Operating Profit of the Hotel for such Calendar Year as set forth in the applicable Budget for the Hotel.

“Building” shall mean the building or buildings on the Real Property and all improvements, structures, fixtures and appurtenances and all alterations, replacements, additions and substitutions therefor now or hereafter located thereon, including, without limitation, all apparatus, equipment or articles now or hereafter therein or thereon used to supply heating, gas, air conditioning, water, lighting, power, sanitation, laundry, refrigeration and ventilation, and kitchen, elevator, millwork (and other architectural finishes) and all other comparable fixtures and equipment which are affixed thereto, exclusive of FF&E.

“Business Day” shall mean Monday through Friday, except a United States federal holiday or a day on which banking institutions in Massachusetts or the State (or Commonwealth) in which the Hotel is located are authorized or required by law to be closed. Unless otherwise provided, the term “days” when used herein shall mean calendar days.

“Business Plan” shall mean each annual business plan, including the Budget, prepared and approved in accordance with Section 9.4, as such budget and forecast may be modified from time to time in accordance herewith.

3

“Calendar Year” shall mean any consecutive twelve-month period commencing upon the first day of January and ending upon the last day of December during the Term (as hereinafter defined), except that the first Calendar Year shall be the period from the Commencement Date to the last day of December next following and the last Calendar Year shall be the period from the first day of January of the Calendar Year in which this Agreement terminates or expires to the date of such termination or expiration.

“Capital Budget” shall mean each annual capital-expenditure budget prepared and approved in accordance with Section 9.4.

“Capital Expenditures” shall mean any costs or expenses actually incurred after the Commencement Date with respect to the Hotel that are properly categorized as capital in nature under GAAP.

“Casualty/Condemnation Termination Fee” shall mean a sum equal to (i) the net present value (using a discount factor of eight percent (8%) per annum) of payments on account of the Base Fee, the Brand Promotion Fee, the Loyalty Fee and the Annual Incentive Fee that would be payable for the 2-year period following the date of termination, plus (ii) all amounts then due Operator pursuant to this Agreement. For purposes of the foregoing calculation of the net present value of the remaining Base Fee, the Brand Promotion Fee, the Loyalty Fee and the Annual Incentive Fee, the foregoing fees for each Calendar Year shall be calculated as the average annual Base Fee, Brand Promotion Fee, Loyalty Fee and Annual Incentive Fee earned by Operator with regard to the Hotel during the preceding three (3) Full Calendar Years (but excluding any Calendar Year which is not a Performance Test Measurement Year) immediately prior to the termination of the Agreement; provided, however, that if such three (3) Full Calendar Years are not available, Owner and Operator shall work reasonably and in good faith to establish an appropriate measurement period in order to make such calculation. Any Casualty/Condemnation Termination Fee payable or paid hereunder shall constitute liquidated damages and not a penalty.

“Cash Management Policies” shall mean those policies reasonably established by Operator with respect to the handling of Hotel funds, consistent with the policies employed at other Brand Hotels and Network Hotels, copies of which will be provided to Owner upon request.

“CC&R” shall mean any written agreement, recorded in the applicable land records for the Hotel, that governs the use and maintenance of the components of a building or project site that are in different ownership.

“Centralized Services” shall mean those services set forth on Exhibit C attached hereto, as such centralized programs or services may from time to time be reasonably modified by Operator, for the benefit of Brand Hotels, and subject to Operator’s right to contract with third parties for any of such services. By mutual agreement of Owner and Operator, services may be added to Centralized Services.

“Centralized Services Fee” shall mean an amount equal to [Full Service: $1,100,000 per year; Extended Stay and Select Service: $250,000 per year], adjusted annually by CPI. It is the intention of the parties with respect to Centralized Services that Operator and Owner will not have to duplicate such service or cost at the property level, so Owner will not incur a duplicate expense with respect thereto.

4

“Code” shall mean the Internal Revenue Code of 1986, as may be amended from time to time.

“Commencement Date” shall have the meaning set forth in the introduction to this Agreement.

“Competitive Hotels” shall mean those hotels set forth in Exhibit B. In connection with the process for approving a Budget for each succeeding Calendar Year, either party may request review of and recommend revisions to the then-applicable list of Competitive Hotels; provided that the then-applicable list of Competitive Hotels shall not be modified more than once in any three-Calendar-Year period unless a material change to any of the then Competitive Hotels occurs, including the cessation of operation of a hotel, or a material change in the standards of operation of a hotel. Any changes to the list of Competitive Hotels shall be subject to mutual agreement by Owner and Operator.

“Competitor” shall have the meaning set forth in Section 19.3(c)(ii).

“Construction Management Fee” shall have the meaning set forth in Section 10.5.

“Consumable Supplies” shall mean office, cleaning, engineering, laundry and valet supplies, food service supplies, decorations, menus, guest supplies (including stationery, soap, shampoo and similar dispensable items and toiletries, matches, toilet and facial tissues) and such other supplies as are customarily consumed on a daily basis in the operation of a hotel as required by the Brand Standards.

“Controlling Interest in Owner” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of Owner, including, without limitation, through the ownership of a majority of voting interests (but the right to veto major decisions of Owner shall not in and of itself be deemed the power to direct or cause the direction of the management and policies of Owner).

“Corporate Personnel” shall mean any executive personnel from the corporate, regional or divisional offices of Operator or its Affiliates who perform activities at or on behalf of the Hotel in connection with the services provided by Operator under this Agreement.

“CPI” shall mean the Consumer Price Index for United States City Averages for All Urban Consumers, All Items, published from time to time by the United States Bureau of Labor Statistics (1982-84 = 100). If the CPI is discontinued or is unavailable or is substantially revised, a comparable index agreeable to Owner and Operator reflecting the changes in the cost of living or the purchasing power of the consumer dollar, published by any governmental agency or recognized authority shall be used in place thereof. Unless otherwise provided, any CPI adjustment shall reflect CPI changes from the end of the CPI reporting period immediately preceding the Commencement Date to the end of the CPI reporting period immediately preceding the effective date of any such adjustment.

5

“EBITDA” shall mean (A) the sum of (i) the Gross Revenues for the Hotel, and (ii) to the extent not previously included in Gross Revenues (or to the extent previously included in Operating Expenses as an allowance for bad or uncollected debt), receipts of the Hotel actually collected which either would have been Gross Revenues but in a prior accounting period were treated as bad debts, or for which a bad or uncollected debt allowance was included in Operating Expenses, in any prior accounting period, less (B) the Operating Expenses for the Hotel.

“EBITDA Performance Test” shall have the meaning in Section 16.2(a).

“Emergency Expenditures” shall have the meaning in Section 9.4(b).

“Event of Default” shall have the meaning set forth in Section 16.1.

“Extended Term” shall have the meaning set forth in Section 3.1(b).

“Facilities” shall mean all restaurants, bars, clubs, spas, parking and other facilities, installations and amenities located in the Hotel (as reasonably determined by mutual agreement of Operator and Owner). Facilities shall include all facilities of the Hotel operated by Operator.

“FDD” shall mean the then-current Franchise Disclosure Document for franchises offered for Brand Hotels, a copy of which has been provided to Owner. Operator shall provide the most recent version of the FDD to Owner once per year.

“FF&E” shall mean furniture, fixtures and equipment and shall include Operating Equipment, specialized hotel equipment, guest room, corridor, restaurant, and lounge furnishings, spa equipment, office furniture and equipment, signs, carpets, telephones, television receivers and other electrical and electronic equipment, any vehicles, and such other furnishings and equipment as are used in connection with the operation of hotels, and all alterations, substitutions, additions, improvements and replacements therefor, or other items that qualify as Capital Expenditures.

“FF&E Estimate” shall have the meaning set forth in Section 13.1.

“Force Majeure” shall mean any of the following events or circumstances, regardless of where it occurs, that shall cause Operator and/or Owner (as applicable) to be unable to fulfill, or to be delayed or restricted in the fulfilment of, its obligations under this Agreement: (i) strikes, lock-outs or other labor unrest, other industrial disputes, accidents, inability to procure materials (including if resulting from tariffs/duties), governmental action or restriction, regulation or control, failure of power, water, fuel, electricity or other utilities, fires and explosions caused (in whole or in part) by human agency, natural disasters including lightning strikes, hurricanes, earthquakes, tornadoes, landslides or floods, riots, insurrection, civil commotion, enemy or terrorist action, war (whether or not declared), acts of God, fire or other casualty, epidemics or pandemics; or (ii) any other matter, cause or circumstance that is beyond the reasonable control of Operator and/or Owner. In no event shall lack of funds or inability to obtain financing constitute Force Majeure unless the United States government has suspended all banking activity by bank(s) at which Owner or Operator maintain their operating funds or the federal wire system has been suspended or closed.

“Full Calendar Year” shall mean a Calendar Year commencing on January 1 and ending on December 31.

6

“GAAP” means U.S. generally accepted accounting principles, consistently applied.

“Gross Negligence or Willful Misconduct of Operator” shall mean any gross negligence, willful misconduct, or fraud committed by Operator or its Corporate Personnel in the performance of Operator’s duties under this Agreement. The acts or omissions (including gross negligence, willful misconduct or fraudulent acts or omissions) of employees of the Hotel (whether or not employed by Operator) shall not be deemed to constitute Operator’s Gross Negligence or Willful Misconduct, unless such acts or omissions resulted directly from the gross negligence, willful misconduct or fraudulent acts of the Corporate Personnel in hiring, directing or supervising the employees of the Hotel.

“Gross Operating Profit” shall mean, for any period, Gross Revenues less Operating Expenses for such period; provided, however, that as used in this definition, the Base Fee shall not constitute an Operating Expense.

“Gross Revenues” shall mean any and all revenues, profits, receipts and income of any kind derived directly or indirectly by Operator from the Hotel determined on an accrual basis in accordance with GAAP and consistent with the calculation of Total Operating Revenue in the Uniform System (except as expressly provided herein) including, without limitation, tax rebates or credits, rentals, reimbursements or other payments from tenants, hotel guests, lessees, licenses or concessionaires, paid or collected, including without limitation revenue from off-site catering, net vending machine revenues, and parking (including valet parking), the gross receipts of any Facilities or other leased, licensed or concession spaces that are within the Hotel and are managed by Operator or a third-party under a management or operating agreement with Operator or Owner, and the fair trading value of reasonable barter transactions, and excluding, however: (i) funds furnished by Owner and interest earned on Owner’s funds; (ii) subject to the provisions of Articles 14 and 15, proceeds of insurance and condemnation other than business interruption insurance; (iii) non-mandatory gratuities to employees and the portion of services charges passed through to employees and sales, use, occupancy and other taxes collected by Operator; (iv) all loan proceeds from financings or refinancings of the Hotel or interest therein or components thereof; (v) judgments and awards, except any net proceeds thereof arising from normal business operations of the Hotel and paid in lieu of operating income; (vi) proceeds of a sale of the Hotel, furnishings or equipment or other capital assets; (vii) security deposits unless and until applied; (viii) credits and refunds made to customers, guests, or patrons; (ix) any sums and credits received by Owner or Operator for lost or damaged merchandise; and (x) any sales taxes, excise taxes, gross receipt taxes, admission taxes, entertainment taxes, tourist taxes or charges or similar taxes or charges as well as taxes and charges in replacement thereof. The foregoing notwithstanding, Gross Revenues shall not include amounts determined by Operator to be uncollectible, including bad debts, credit losses, and collection costs, provided that such amounts have been written off in accordance with GAAP or any portion of gross receipts that is retained by any third party lessee, licensee or concessionaire pursuant to the lease, license, concession or management agreement under which such party occupies space within the Hotel.

“Guest Records” shall mean guest records, profiles, histories, contact information and preferences gathered by Operator based on the guest’s stay or information provided by the guest during, prior to or after such stay at the Hotel, all of which shall at all times be the sole and exclusive property of Operator or its Affiliates.

7

“Holder” shall mean any mortgagee, lender or agent acting on behalf of a mortgagee or lender or any ground lessor, in each case, under a Security Agreement; provided that no Holder shall be an Unsuitable Person.

“Hotel” shall have the meaning set forth in the Recitals and shall include the Building, the Facilities, the FF&E, Consumable Supplies and the Operating Equipment, together with all entrances, exits, rights of ingress and egress, easements, and appurtenances thereunto belonging or appertaining.

“Hotel Value” shall mean, with respect to the first Calendar Year, the sum of: (a) [Insert BOV AMOUNT], plus (b) the amount by which Capital Expenditures exceed the Imputed FF&E Reserve for the first Calendar Year. Thereafter, Hotel Value for each Calendar Year shall increase by the amount by which Capital Expenditures for such Calendar Year, cumulative from the Commencement Date, exceed the Imputed FF&E Reserve.

“Imputed FF&E Reserve” shall mean the sum of eight percent (8%) of Gross Revenues for each year of the Term, cumulative from the Commencement Date.

“Incentive Threshold” shall mean eight percent (8%) of the Hotel Value for any Calendar Year as of the last day of such Calendar Year on a non-cumulative basis. For any Calendar Year consisting of less than twelve (12) calendar months, the Incentive Threshold shall be prorated on a per diem basis on the actual number of days in such Calendar Year in relation to 365 days in a full Calendar Year.

“Indebtedness” shall mean all obligations, contingent or otherwise, which in accordance with GAAP should be classified upon the obligor’s balance sheet as liabilities, excluding trade payables or other payables in the ordinary course of business, but in any event including liabilities secured by any mortgage, pledge, lien or other security interest existing on property owned or acquired by the obligor involved, whether or not the liability secured thereby shall have been assumed by such obligor, and all guarantees, endorsements or other contingent obligations in respect of indebtedness of others.

“Interest Rate” means an annual rate equal to the lower of (i) 9% or (ii) the highest rate permitted by law.

“Key Employee(s)” shall mean General Manager.

“Landlord” shall have the meaning set forth in the Recitals.

“Lease” shall have the meaning set forth in the Recitals.

“Loyalty Fee” shall have the meaning set forth in Section 10.4.

“Management Fee” shall mean, collectively, the Base Fee, the Brand Promotion Fee, the Loyalty Fee, the Construction Management Fee, the Technical Services Fee, the Centralized Services Fee and the Annual Incentive Fee.

8

“Marks” shall mean any and all trade names, trademarks, service marks, logos, insignia, emblems, symbols, designs, slogans, distinguishing characteristics, and all other marks, characteristics and intellectual property owned by or licensed to Operator or its Affiliates associated with or used to identify the Brand Hotels, including “Royal Sonesta” hotels, and the products and services they offer, all as further set forth in the FDD.

“Material Hotel Renovation” shall mean a comprehensive construction, rehabilitation, or renovation project for some or all of the Hotel’s guest rooms, public areas, non-public areas, façade, structure or building systems that is (i) mutually determined by Owner and Operator to be sufficiently substantial in scope and/or cost to constitute a material capital renovation of the Hotel and (ii) in excess of routine maintenance, repairs or a Property Improvement Plan.

“Minimum Expected Return” shall mean, with respect to any Calendar Year, four percent (4%) of the Hotel Value for such Calendar Year.

“Network Hotels” shall mean all hotels licensed to operate under any of the brands offered by Operator or its Affiliates and their various extensions, and any other brands that Operator or its Affiliates periodically may own or have licensing rights, as further provided for in the FDD.

“Network Marks” shall mean the Marks and all other marks used by Network Hotels or by hotels operated, licensed or marketed by Operator or its Affiliates in the future, as further provided for in the FDD.

“Officer’s Certificate” means a certificate executed by an officer of Operator which certifies that with respect to any annual financial statement delivered under Section 9.1(a), the accompanying statement has been properly prepared in accordance with the Uniform System and consistent with GAAP and fairly presents the financial operations of the Hotel.

“Operating Account” or “Operating Accounts” shall mean the bank account or accounts (which Owner and Operator agree may be one or more concentration accounts) established by Operator at a bank selected by Owner, and reasonably acceptable to Operator, into which funds from the Hotel shall be deposited and from which Operator shall withdraw funds to pay, or to reimburse itself for payments made, for expenses of the Hotel or for Operator’s fees and reimbursable expenses, subject to the terms hereof, with signatory authority limits established pursuant to Operator’s reasonable cash management policies, it being understood that Owner or its designees will not have signatory authority on such accounts and Operator shall have sole control of the Operating Accounts. Operator shall have the right to establish a separate bank account, as agent for Owner, at a bank selected by Operator (or such other bank as may be required by any Holder) as a disbursement account. If requested by Owner and permitted by the operating system of the applicable bank, Owner shall be provided with “read-only” internet access to the Operating Accounts permitting Owner to examine balances and activity in the Operating Accounts but not permitting actions affecting or relating to the deposit or withdrawal of funds in such Operating Accounts. Owner shall have the right to require Operator, if required by a Holder, to establish a separate bank account, as agent for Owner, at a bank selected by Operator (or such other bank as may be required by any Holder), as a disbursement account. To the extent required by a Holder, all funds shall be kept separate and apart in accounts designated for the Hotel alone (in Owner’s name). The funds of the Hotel that are held in one or more concentration accounts are the property of the Owner and not the Operator, regardless of whether the accounts are held in the Operator’s name.

9

“Operating Budget” shall mean each annual operating budget, prepared in accordance with Section 9.4 and as approved by Owner and inclusive of the permitted variances under Section 9.4(b).

“Operating Equipment” shall mean chinaware, glassware, linens, silverware, and other items of a comparable nature, and all replacements, additions and substitutions therefor.

“Operating Expenses” shall mean, for any period, any and all costs, fees, charges, liabilities, obligations and expenses of managing, maintaining, repairing, marketing, promoting and operating the Hotel determined on an accrual basis in accordance with GAAP and consistent with the calculation of Total Departmental Expenses and Total Undistributed Expenses in the Uniform System, including, without limitation, all salaries and expenses of all employees of the Hotel and related payroll taxes (including, without limitation, all wages, bonuses and other compensation of all employees of the Hotel and their social and employee benefits which shall include, but not be limited to, life, medical and disability insurance and retirement benefits and other related employee costs), the cost of Consumable Supplies, utilities, insurance to be obtained under the terms of this Agreement by Operator or by Owner with Operator’s approval (other than insurance relating to casualty coverage for the Hotel), governmental fees and assessments, food, beverages, laundry service expense, license fees, advertising, marketing, reservation systems, lease payments for equipment and other personal property reasonably necessary for the operation of the Hotel and any ground lease payments and any and all other operating expenses for the operation of the Hotel in accordance with the provisions of this Agreement (including, without limitation, (i) the Base Fee, (ii) the Centralized Services Fee, (iii) the Brand Promotion Fee, (iv) the Loyalty Fee, (v) deferred maintenance to the extent that same is not a capital expense, and (vi) reasonable allowances for bad or uncollected debt; all determined on an accrual basis in accordance with GAAP and consistent with the Uniform System). Out-of-pocket expenses of Operator incurred for the account of or in connection with the Hotel operations, including reasonable travel expenses of employees, officers and other representatives and consultants of Operator permitted by Section 6.1 shall be deemed to be part of Operating Expenses and such persons shall be afforded reasonable accommodations, food, beverages, laundry, vehicular valet and other such customary services by and at the Hotel without charge to such persons or Operator to the extent available. Depreciation and amortization on the Hotel (including depreciation and amortization of capital assets), income taxes, interest on and repayment of any Indebtedness and other payments or fees to lenders, the establishment or replenishing of any reserves (including, without limitation, reserves for FF&E, Working Capital and capital expenditures) at the Hotel, any expenditures for major capital improvements, legal and other professional or special fees incurred directly or indirectly in connection with any category of expense that is not itself an Operating Expense, and insurance premiums relating to casualty coverage for the Hotel shall not be Operating Expenses.

“Operator Advances” shall have the meaning set forth in Section 8.3(a).

“Operator Liabilities” shall have the meaning set forth in Section 22.8(b).

“Operator Liability Cap” shall have the meaning set forth in Section 22.8(b).

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“Operator Parent” shall initially mean Sonesta International Hotels Corporation, a Maryland Corporation.

“Operator’s Materials” shall have the meaning set forth in Section 3.3.

“Owner Advances” shall mean amounts funded by Owner under Section 8.3(a) and under Section 13.1(a).

“Owner Default” shall have the meaning set forth in Section 17.1.

“Owner’s Residual Payment” shall have the meaning set forth in Section 8.4.

“Owner’s Tradename” shall have the meaning set forth in Section 3.2(b).

“Performance Tests” shall have the meaning set forth in Section 16.2.

“Performance Test Measurement Year” shall mean (i) prior to the commencement of a Refurbishment Program, each Full Calendar Year prior to the commencement of such Material Hotel Renovation and (ii) after commencement of a Refurbishment Program, each Full Calendar Year following the first Full Calendar Year after substantial completion of such Refurbishment Program, in each case subject to the exclusions set forth in Section 16.2(d) hereof. By way of example, if any Refurbishment Program commences in the 6th Full Calendar Year and is substantially completed in the 7th Full Calendar Year, none of the 6th, 7th or 8th Full Calendar Years shall be a Performance Test Measurement Year and the first Calendar Year in which the Performance Test will be performed is in the 11th Full Calendar Year testing performance for Calendar Years 9 and 10.

“Periodic Reports” shall have the meaning set forth in Section 9.3.

“Person” shall mean a natural person, whether acting for himself or herself, or in a representative capacity, partnership, corporation, limited liability company, governmental authority, trust, unincorporated organization or any other legal entity of any kind.

“Primary Name” shall have the meaning set forth in Section 3.2(a).

“Property Improvement Plan” shall mean a property improvement plan with respect to the Hotel prepared by Operator, which outlines certain improvements, repairs, maintenance, alterations and/or renovations.

“Qualified Room Revenue” shall mean, as determined by Operator, all Gross Revenue derived from a guest that is a member of Sonesta’s Travel Pass program, including, without limitation, room charges and all other charges shown on the folio and paid by a loyalty member while a guest at the Hotel.

“Real Property” shall have the meaning set forth in the Recitals.

“Refurbishment Program” shall mean (i) any Material Hotel Renovation or (ii) any Property Improvement Plan in excess of routine maintenance and repairs, in either case that incorporates elements of work that are required by Operator for the Hotel to continue to operate in accordance with the Brand Standards.

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“Refurbishment Program Approval Outside Date” shall have the meaning set forth in Section 9.6.

“Remedial Payment” shall have the meaning set forth in Section 16.2.

“RevPAR” shall mean, for any period, gross rooms revenue per available room for such period, as further defined by the RevPAR Data Publication.

“RevPAR Data Publication” shall mean Smith’s STR Report, a periodic publication distributed by STR, Inc., or a successor index reasonably satisfactory to Owner and Operator that provides data regarding RevPAR of hotels in the general trade area of the Hotel; provided, that, if there shall be no successor index, Operator shall select an alternative source, subject to Owner’s reasonable approval; and provided, further, if Operator and Owner shall be unable to agree upon a substitute index within a reasonable period of time, such dispute shall be resolved in accordance with Section 22.2.

“RevPAR Penetration Index” The fraction that is equal to (i) the RevPAR for the Hotel, divided by (ii) the average RevPAR for the Hotel and the hotels in the Competitive Set, as set forth in the RevPAR Data Publication.

“Room Revenues” shall have the meaning set forth in the Uniform System.

“SEC” means the United States Securities and Exchange Commission.

“Security Agreement” shall mean any mortgage, deed of trust, security agreement or ground lease of or affecting the Hotel, which is held by a third party unaffiliated with Owner or any Affiliate of Owner.

“Sonesta Hotels” shall mean all hotels that are operated, licensed or marketed by Operator Parent or its Affiliates under any variant of the trade name, trademark or service mark “Sonesta.”

“Technical Services Fee” shall have the meaning set forth in Section 10.5.

“Term” shall have the meaning set forth in Section 3.1(a).

“Termination Fee” shall mean a sum equal to (i) the net present value (using a discount factor of eight percent (8%) per annum) of payments on account of the Base Fee, the Brand Promotion Fee, the Loyalty Fee and the Annual Incentive Fee that would be payable for the remaining Term of this Agreement, including all Extended Terms, plus (ii) all amounts then due Operator pursuant to this Agreement (including, without limitation, the Base Fee, the Brand Promotion Fee, the Loyalty Fee and the Annual Incentive Fee, each prorated on an equitable basis based upon the portion of such Calendar Year in which the Agreement is terminated). For purposes of the foregoing calculation of the net present value of the remaining Base Fee, the Brand Promotion Fee, the Loyalty Fee and the Annual Incentive Fee, the foregoing fees for each Calendar Year shall be calculated as the average annual Base Fee, Brand Promotion Fee, Loyalty Fee and Annual Incentive Fee earned by Operator with regard to the Hotel during the preceding three (3) Full Calendar Years (but excluding any Calendar Year which is not a Performance Test Measurement Year) immediately prior to the termination of the Agreement; provided, however, that if such three (3) Full Calendar Years are not available, Owner and Operator shall work reasonably and in good faith to establish an appropriate measurement period in order to make such calculation. Any Termination Fee payable or paid hereunder shall constitute liquidated damages and not a penalty.

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“Third-Party Licensed Areas” shall have the meaning set forth in Section 4.11.

“Third-Party Licensor” shall have the meaning set forth in Section 4.11.

“Third-Party Operated Areas” shall have the meaning set forth in Section 4.11.

“Third-Party Operator” shall have the meaning set forth in Section 4.11.

“Transfer” shall mean with respect to the applicable Person: (i) a sale, assignment, conveyance, transfer, exchange, distribution, gift, mortgage, pledge, encumbrance, hypothecation, or other disposition in any manner of direct or indirect ownership interests (including the issuance of any additional ownership interests) in such Person, whether occurring in one or a series of transactions, that results in the transfer of more than fifty percent (50%) of the direct or indirect ownership interests in such Person, or (ii) any other change in the direct or indirect control of such Person, but excluding in all cases any transfer of publicly traded interests on a nationally recognized stock exchange and any public offering of ownership interests in such Person.

“Transfer of the Hotel” shall mean the sale, assignment, transfer or conveyance of the Hotel at any time during the Term.

“Transfer of a Controlling Interest in Owner” shall mean any transfer of a Controlling Interest in Owner (including, without limitation, by increasing the number of voting interests in Owner or a Transfer of the general partner interest, managing member interest or similar interest in Owner), other than (a) to one or more of the holders of such interests as of the date of this Agreement (or an entity controlled by one or more of such current holders), or (b) by will or intestacy upon death, provided, however, any transfer by the beneficial owners of a public company, pension fund, or similar organization shall not be deemed a Transfer of a Controlling Interest in Owner.

“Uniform System” shall mean the “Uniform System of Accounts for the Lodging Industry” (most current edition), applied on a consistent basis, as the same may be revised from time to time.

“Unsuitable Person” shall mean any Person that:

(i)            is, or any of its Affiliates is a Person who would jeopardize the Hotel’s liquor license or any other licenses, permits or approvals required to operate the Hotel;

(ii)            is a counterparty to any agreement with Operator or any of its Affiliates that is or was subject to any material default by such other party;

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(iii)            is a Person that has been convicted (or has had one or more members of its senior leadership team convicted) by a court of competent jurisdiction of any felony involving theft, fraud, extortion, embezzlement or other material criminal acts involving dishonesty or other criminal acts involving physical harm to another person;

(iv)            due to criminal or quasi criminal acts, or business associations with disreputable Persons, by or on the part of such Person, or its Affiliates, or one or more members of their senior leadership team, causes, or could reasonably be expected to cause: (x) the loss of or an inability by Operator or any of its Affiliates to obtain any material license held or applied for by Operator or any of its Affiliates necessary to the ownership or operation of any casino in any jurisdiction in which Operator any of its Affiliates operates a casino; or (y) the loss of or an inability by Operator or any of its Affiliates to obtain any material governmental approval necessary to the ownership or operation of any casino(s) in any jurisdiction in which Operator or any of its Affiliates operates a casino; or

(v)            is a Person with whom a United States citizen, entity organized under the laws of the United States or its territories or entity having its principal place of business within the United States or any of its territories (collectively, a “U.S. Person”) is prohibited by Applicable Law from transacting business of the type contemplated by this Agreement, whether such prohibition arises under United States law, regulation, executive orders and lists published by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) (including those executive orders and lists published by OFAC with respect to Persons that have been designated by executive order or by the sanction regulations of OFAC as Persons with whom U.S. Persons may not transact business or must limit their interactions to types approved by OFAC or otherwise), including, without limitation, any Person affiliated with the government of any country with which corporate citizens of the United States of America are prohibited from transacting business by any law, regulation or decree of the United States of America or its political subdivisions.

“Working Capital” shall mean a minimum amount of [Full Service: $2,000 per guestroom; Extended Stay and Select Service: $1,000 per guestroom] at the Hotel, which has been deposited by Owner into the Operating Account prior to the Commencement Date, and which amount shall be maintained in such account throughout the Term of this Agreement, provided, that such amount may be increased pursuant to and in accordance with the annual Operating Budget.

ARTICLE 2
ENGAGEMENT OF THE OPERATOR

2.1            Engagement of Operator. Owner hereby engages Operator as the manager and operator of the Hotel, and Operator hereby accepts such engagement, upon the terms and conditions of this Agreement, and each party undertakes and agrees to perform all of the terms, covenants and conditions required of it by, and to comply with all of, the provisions of this Agreement. Owner covenants that during the Term Operator’s engagement hereunder shall be exclusive and undisturbed by Owner and its successors and assigns, subject only to the limitations of this Agreement and any requirements of Applicable Law.

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2.2            Operator’s Employees. Owner shall not, without the prior written consent of Operator, and shall ensure that its Affiliates do not, directly, or indirectly, for itself or on behalf of any other Person, solicit, hire, retain as a consultant, or use the services of, any Corporate Personnel and/or any Key Employee during the Term of this Agreement or for a period of six (6) months after the termination or expiration of this Agreement.

ARTICLE 3
TERM; TRADEMARKS

3.1            Term.

(a)            The Term of this Agreement shall commence on the Commencement Date and expire on the day immediately preceding the date of the fifteenth (15th) anniversary of the Commencement Date, as extended pursuant to Section 3.1(b), unless sooner terminated pursuant to the terms hereof (the “Term”).

(b)            This Agreement may be renewed, at Operator’s election, for two (2) successive periods of ten (10) years each (each such period an “Extended Term” and both such periods referred to collectively as the “Extended Terms”). Operator shall give written notice to Owner of Operator’s election to renew the Agreement for any Extended Term, which notice shall be given by Operator at least twelve (12) months prior to the expiration of the then-current Term. If Operator does not give such written notice to Owner at least twelve (12) months prior to the expiration of the then-current Term, Operator shall be deemed to have not elected to renew the Term. The same terms and conditions of this Agreement shall apply to each Extended Term, except as may be modified by mutual agreement of the parties, as evidenced by a written amendment to this Agreement executed by both parties.

3.2            Primary Name; Other Marks.

(a)            During the Term of this Agreement and notwithstanding anything to the contrary in this Agreement, the Hotel shall at all times be known and designated by the name “[____________]” or such other name as mutually agreed by Owner and Operator (the “Primary Name”). Operator will not change the Primary Name without Owner approval, such approval not to be unreasonably withheld, conditioned or delayed; provided that Operator may add or alter modifiers of the Primary Name for marketing purposes. In no event shall the Primary Name include the Marks or any Network Marks or any abbreviation or derivation thereof or the names of Operator, or any Affiliate of Operator, or any direct or indirect beneficial owner of Operator unless consented to in writing by Operator. If the Primary Name contains the Marks or any Network Marks, Operator reserves all rights to change the name and/or nomenclature of the Hotel, provided that the Marks or Network Marks are changed with respect to all of the Brand Hotels or, as applicable, the Network Hotels.

(b)            To the extent that Owner owns any trade names, trademarks, service marks, symbols, logos and designs in connection with the Hotel (collectively, the “Owner’s Tradename”), Owner shall retain all rights to the same; provided, however, that during the Term, Operator shall have the right to utilize the same, without payment of any fee or royalty, in connection with the operation and management of the Hotel under the terms and conditions of this Agreement, provided further that such Owner’s Tradename shall only be used for and in connection with the Hotel, and neither Owner nor Operator shall use same in contravention of such limitation. Upon the termination of this Agreement for any reason, all further rights of Operator to use Owner’s Tradename shall terminate and revert to Owner and Operator shall not have any further rights thereto.

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(c)            If the Primary Name contains the Marks or any Network Marks, Operator shall have the right to cease using such agreed-upon Primary Name, the Marks and any Network Marks with respect to the Hotel if at any time Owner has failed to provide Working Capital or funds to maintain the Hotel in accordance with the Brand Standards and such failure has or would have a material impact on Operator’s ability to operate the Hotel at a level consistent with the Brand Standards, provided that Operator has given Owner written notice requesting such funds, which includes notice that Owner’s failure to fund will have such a material impact, and Owner has not funded the requested funds within ten (10) Business Days after receipt of Operator’s notice requesting such funds (it being understood and agreed that such ten Business Day notice shall run concurrently with, and may be included within, any applicable funding notices provided to Owner under Section 8.3). Owner hereby acknowledges that it has no right, title or interest in and to the Primary Name, the Marks and the Network Marks and covenants (i) not to claim any such interest and (ii) to take such steps as are reasonable, in the negotiation, execution and delivery of agreements with third parties, in advertising and marketing materials and in any other circumstances which might otherwise suggest erroneously that the Primary Name, the Marks or the Network Marks is or are the property of Owner, to represent that the Primary Name, the Marks and the Network Marks are the property of Operator or its Affiliates. Except as otherwise set forth in this Agreement, Operator agrees that Operator will not charge Owner a license fee for the use by Operator of the Primary Name, the Marks or the Network Marks in connection with the Hotel.

(d)            Except as otherwise expressly provided herein, Owner shall have no right, at any time, to use any of the Primary Name, the Marks, the Network Marks, or Operator’s name, or any derivation thereof, or any of Operator’s Affiliates’ name, or any derivation thereof, for any reason or purpose whatsoever, without obtaining the prior written consent of Operator, which consent may be withheld in Operator’s sole and absolute discretion, provided, however, that notwithstanding anything to the contrary in this Agreement, Owner shall have the right to use the Owner’s Tradename in the future name of the Hotel.

(e)            As between Owner and Operator, all right, title and interest in the Primary Name, the Marks and all Network Marks shall, at all times, remain with Operator (and its Affiliates) and Owner shall not challenge (i) the validity of any service mark or trademark rights of Operator and Operator’s Affiliates in and to the Primary Name, the Marks or the Network Marks, or (ii) Operator’s rights or the rights of any of Operator’s Affiliates in and to the Primary Name, the Marks or the Network Marks, or (iii) the ownership or transfer of the ownership of any legal title or legal or beneficial rights in the Primary Name, the Marks and the Network Marks by, to or from Operator or any Affiliate of Operator. Operator reserves the sole right and discretion to handle disputes and control actual or threatened litigation with third parties relating to any part of the Primary Name, the Marks and the Network Marks. Upon the termination of this Agreement for any reason, Owner shall remove, or cause to be removed, the Primary Name, the Marks and the Network Marks from the Hotel and from all items (including, by way of example and not by limitation, the Building, all Facilities, FF&E, advertising and marketing materials and Consumable Supplies) used at, in connection with or in reference to the Hotel.

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(f)            If Owner or any of its Affiliates violates the terms of this Section 3.2, Operator and its Affiliates will be entitled to injunctive relief and to any other right or remedy available at law or in equity in connection therewith, and Owner will bear all damages incurred by Operator and its Affiliates, subject to Section 22.5. It shall be a material default by Operator under this Agreement if it is determined in a final, unappealable judgment by a court of competent jurisdiction that the Hotel does not have the right to operate the Hotel under the Marks, as they may be changed pursuant to Section 3.2(a) and Owner and Operator are otherwise unable to resolve such default by agreeing to use another Mark.

3.3            Operator’s Property. Owner acknowledges that in the operation and management of the Hotel Operator will make use of materials, files, lists, records, compilations and methods of operation which constitute valuable proprietary information, trade secrets and Operator’s work product, including, by way of example and not of limitation, Guest Records, marketing techniques, customer and mailing lists and reservation systems (collectively, the “Operator’s Materials”). Owner hereby acknowledges that, except as set forth herein, it has no right, title or interest in or to Operator’s Materials and covenants (i) not to claim any such interest, (ii) not to disclose or distribute, or contract to disclose or distribute, Operator’s Materials to any Person except to the extent required by law, (iii) not to use Operator’s Materials in any manner except with the prior consent of Operator which may be withdrawn at any time, and (iv) upon termination of this Agreement for any reason, to cease all use of Operator’s Materials (or any part thereof) and return to Operator all copies of Operator’s Materials in its possession. When using Operator’s Materials with Operator’s consent, Owner shall use same only for the purpose of furthering the business of the Hotel and not for any other reason. Except as set forth herein, all right, title and interest in and to Operator’s Materials, including without limitation all copyrights and trade secret rights, shall always remain with Operator, and Owner shall have no rights with respect thereto.

Owner acknowledges that Operator’s Materials, the Primary Name, the Mark and the Network Marks are of great commercial value and that, without the covenants contained herein with respect thereto and with respect to Operator’s employees set forth in Section 2.2, Operator would not enter into this Agreement.

ARTICLE 4
USE AND OPERATION OF HOTEL

4.1            Operation of the Hotel. Operator shall use commercially reasonable efforts to manage and operate the Hotel in a manner consistent with the Brand Standards subject to (i) Owner’s provision of sufficient funds to maintain such Brand Standards in accordance with and as required under this Agreement, and (ii) Owner performing all of its other obligations under this Agreement.

4.2            Operator’s Control and Discretion. Subject to the terms of this Agreement, Operator shall manage and operate the Hotel. Without limiting the generality of the foregoing but subject to the other provisions of this Agreement, Operator’s control and discretion shall include, and Operator shall be responsible for, the operation of the Hotel for all customary purposes, and without limitation thereof, Owner shall permit Operator to do the following in the name and for the account of Owner, in all events subject to any other limitations contained herein, including, without limitation availability of funds from the operation of the Hotel to do so:

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(a)            Recruit, employ, select, appoint (and when appropriate discharge) and supervise all employees and personnel of the Hotel, who shall be employees of Operator or one of its Affiliates, provided that Operator shall have the right to hire and employ contract employees on behalf of the Hotel. Such authority or any part thereof may be delegated by Operator to one or more persons employed by Operator. Operator shall have the authority to hire, dismiss or transfer the Key Employee (and any replacement thereof), provided Operator shall keep Owner reasonably informed with respect to such actions and Owner shall have the right to approve the Key Employee, such approval not to be unreasonably withheld, conditioned or delayed. Upon Owner’s request, Operator shall provide Owner the opportunity to interview candidates for the Key Employee position before they are hired. Owner shall have no right to supervise, discharge or direct any such employees or personnel and covenants and agrees not to attempt to so supervise, direct or discharge. To the extent that any employee of Operator shall be devoting substantial time to a special project for the Hotel which is extraordinary, nonrecurring and non-routine, if such project has been approved by Owner, to the extent required hereunder, or the cost of such project is covered by the Budget, then Operator shall have the right to treat such employee as an employee of the Hotel for the duration of such project, and allocate such employee’s salary and benefits accordingly.

(b)            Determine and implement all labor policies, including with respect to wage and salary rates and terms, employee benefits, pension, retirement, bonus and employee benefit plans and collective bargaining agreements, provided that the foregoing shall not in any way limit or reduce the rights and authority of Operator pursuant to Section 4.2(a), and provided further that if market area or physical peculiarities of the Hotel warrant, in the reasonable judgment of Operator, a deviation from policies applicable to the Network Hotels, Owner shall not unreasonably withhold its approval of such deviation.

(c)            Supervise and maintain books and records as described in Section 9.2, including, without limitation, the books of account and accounting procedures of the Hotel.

(d)            Negotiate and enter into leases, subleases, licenses, management and concession agreements for stores, restaurants, bars, other Facilities, commercial and office space and services at the Hotel, in each case, in the name of Owner subject to Owner’s consent, not to be withheld or delayed unreasonably; provided, that Owner’s consent shall not be required for any equipment, vehicle or non-space leases or a lease specifically contemplated in the Budget.

(e)            Appoint counsel, commence, prosecute, defend and settle in its own name or in the name and on behalf of Owner or the Hotel, and control all legal actions and proceedings to (i) collect charges, rent or other revenue from the operation of the Hotel, (ii) evict or remove guests, tenants or other Persons occupying the Hotel, (iii) terminate any lease, license or concession agreement for default thereunder by the tenant, licensee or concessionaire, (iv) defend general liability, employment and other insurance claims, or (v) enforce all rights under any agreements entered into by Operator in the name and on behalf of Owner pursuant to this Agreement.

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(f)            Make or cause to be made all necessary repairs and replacements to the Hotel so that it shall be maintained and furnished at a level consistent with the Brand Standards.

(g)            Negotiate and enter into service contracts in the Hotel’s, Owner’s or Operator’s name (as disclosed agent for Owner) required in the ordinary course of business in operating the Hotel, including, without limitation, contracts for electricity, gas, telephone, detective agency protection, waste removal, extermination and other services which Operator deems advisable, provided, that, any such contract having a term exceeding three years and not terminable after the first year on reasonable notice and without a termination fee or liquidated damages, shall be subject to Owner’s consent, not to be withheld or delayed unreasonably.

(h)            Select and obtain Consumable Supplies, Operating Equipment and FF&E for the operation of the Hotel in the normal course of business (or as otherwise permitted pursuant to the terms of this Agreement), and give Owner the benefit of whatever discounts or other financial benefits may be received with respect to the same.

(i)            Determine all terms for admittance and charges to be made for guest and function rooms, commercial space privileges, and entertainment and food and beverages.

(j)            Determine all credit policies with respect to the operation of the Hotel, including entering into customary agreements with credit card and barter organizations.

(k)            Establish guest room rates and charges for services provided at the Hotel.

(l)            Establish administrative policies and procedures for the Hotel, including policies and procedures for employment, control of revenue and expenditures, maintenance of bank accounts for the purchasing of supplies and services, control of credit, and scheduling of maintenance and verify that the foregoing procedures are operating in a sound manner.

(m)            Establish entertainment and amusement policies (including pricing) with respect to the Hotel.

(n)            Establish food and beverage policies (including pricing) with respect to the Hotel, including the right to conduct catering operations outside the Hotel but for the account of the Hotel.

(o)            Manage expenditures to replenish inventories and fixed asset supplies at the Hotel, make payments on accounts payable and collect accounts receivable for the Hotel.

(p)            Hire such persons or organizations as Operator may reasonably deem necessary to provide advice with respect to the Hotel’s performance or Operator’s obligations hereunder, including, without limitation, lawyers, and other professionals and specialists, subject to Owner’s reasonable approval if required hereunder.

(q)            Establish and implement all advertising, public relations and promotional policies with respect to the Hotel including, without limitation, exercising the sole and exclusive control over all paid advertising, press releases, communications with press, and conferences, except that Operator shall not mention the name of any of the principals in Owner or their Affiliates without obtaining prior consent of the parties to be mentioned.

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(r)            Negotiate and enter into equipment leases, provided that, except where such leases (i) are entered into in accordance with the Budget, (ii) do not impose on the Hotel the obligation to pay in any one Calendar Year an amount greater than [Full Service: $150,000; Extended Stay and Select Service: $25,000] or (iii) can be cancelled without penalty on notice of 90 days or less, same shall be subject to Owner’s reasonable approval.

(s)            Plan, execute and supervise routine repairs, maintenance, alterations and improvements for the Hotel, as more specifically set forth herein below.

(t)            Obtain and keep in full force and effect, either in its own name, the Hotel’s name or in Owner’s name, as may be required by applicable law, any and licenses and permits for the Hotel to the extent within the control of Operator (or if not within the control of Operator, Operator shall use commercially reasonable efforts to obtain and keep same in full force and effect).

(u)            Enter into brokerage agreements with respect to the leasing of space at the Hotel.

(v)            Establish and oversee risk management policies.

(w)            Establish any other policy or perform any other act or function which in the reasonable discretion of Operator is necessary to operate the Hotel on a day-to-day basis in accordance with the Brand Standards.

(x)            Establish and implement Hotel-level initiatives, provided that the cost of such initiatives shall not exceed one percent (1%) of Gross Revenues in any Calendar Year without prior written consent from Owner.

4.3            Compliance with the Budget. Subject to Sections 9.4 and 9.5, Operator shall use reasonable efforts to comply with the Budget.

4.4            Control of Gross Revenues. Subject to the cash management procedures required by any Holder, Operator shall, as soon as practicable on behalf of Owner, deposit all Gross Revenues (which for this purpose shall not be deemed to include the gross receipts of any Facility) and other monies involved in the operation of the Hotel into the Operating Account (other than petty cash held in the Hotel’s house bank). All funds used in the operation of the Hotel, and all receipts and disbursements thereof (except insofar as petty cash is maintained in the Hotel) shall be deposited in and withdrawn from the Operating Account(s).

4.5            Discharge of Encumbrances. Subject to Owner’s right to contest such items in good faith, Owner shall provide sufficient cash to remove or provide by bond for the discharge of all encumbrances suffered to be placed on the Hotel or any part thereof contrary to any provision of this Agreement to the extent such encumbrances create civil or criminal liability to a governmental entity for Operator, except to the extent that such encumbrances are caused by any Gross Negligence or Willful Misconduct of Operator. This provision shall not extend to any Security Agreements encumbering the Hotel entered into in connection with the acquisition of the Real Property or construction of the Building and mortgages incurred in connection with the renovation and alteration of the Hotel, and all renewals, refinancings, extensions and modifications thereof.

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4.6            Preferential Services.

(a)            Operator may provide such guest rooms or other facilities, and any food or beverages, on a preferential (without charge) or discount basis to any employee of Owner or Operator or other guests as Operator may reasonably determine to be advisable, in accordance with the custom implemented at other Brand Hotels or Network Hotels.

(b)            Operator, in its reasonable discretion, may provide food for Hotel employees, and allow, on a temporary basis, the general manager of the Hotel and the general manager’s family suitable living quarters within or outside of the Hotel and the use of all the facilities of the Hotel.

4.7            Inspection of the Hotel. Owner and its representatives may have reasonable access to and enter in and upon the Hotel at all reasonable times and upon reasonable notice to Operator and the general manager to examine the condition thereof; provided, however, that such entry shall not interfere with the use, operation or management of the Hotel and shall be consistent with Applicable Laws and the rights of guests, tenants, lessees and concessionaires of the Hotel.

4.8            Standard of Liability. Notwithstanding any other provision of this Agreement to the contrary, Operator shall not be liable to Owner in any respect in connection with the performance of its obligations hereunder other than for the Gross Negligence or Willful Misconduct of Operator and the other matters for which Operator indemnifies Owner pursuant to Section 21.1(b) herein; provided that the foregoing clause shall not constitute a waiver by Owner of any obligation of Operator in this Agreement or Owner’s right to terminate this Agreement for an Event of Default.

4.9            Meeting and Consultation with Owner. Operator agrees to meet with Owner at the Hotel and/or within 50 miles of Newton, Massachusetts from time to time upon Owner’s reasonable request to review the operations of the Hotel and current matters of importance, provided that Owner shall not call such meetings more frequently than monthly, and in each instance, Owner shall give Operator adequate advance notice (including as to location), in no event to be less than ten Business Days.

4.10            Agreements with Affiliates. Operator shall not without Owner’s consent enter into any agreement or amend the terms of any agreement with an Affiliate of Operator in the name and for the account of Owner which is on terms materially less favorable to Owner than if the same had been entered into with a Person that is not an Affiliate following good faith, arms-length negotiations and with the exercise of reasonable business judgment.

4.11            Third-Party Operated and Licensed Areas. Owner and Operator acknowledge that [for Full Service only: there will be a 3-meal, sit-down restaurant at the Hotel, and that such restaurant (including any banquet and catering functions and areas)] restaurant, banquet, room service and/or kitchen operations at the Hotel may be operated by a third party (the “Third-Party Operator”) under a lease, operating agreement, or similar agreement (together with any amendments or modifications thereto, a “Third-Party Agreement”). Any areas of the Hotel operated by a Third-Party Operator are referred to in this Agreement as “Third-Party Operated Areas”.

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(a)            Operator shall have the right to select a Third-Party Operator and restaurant concept for any Third-Party Operated Area and to negotiate the terms and provisions of any lease, operating agreement, or similar agreement, in each case subject to the reasonable approval of Owner. Any lease, operating agreement, or similar agreement with a Third-Party Operator shall: (i) be consistent with the standards of operation provided for in this Agreement and otherwise not inconsistent with the terms of this Agreement; (ii) allow Operator to operate the Hotel in accordance with the Brand Standards and the terms of this Agreement; (iii) require the Third-Party Operator to operate the Third-Party Operated Areas in accordance with the Brand Standards and all other terms of this Agreement; (iv) to the extent applicable and unless otherwise agreed by Operator, require the Third-Party Operator to maintain its own IT systems, including its own POS system; (v) provide for folios of Hotel guests to include charges incurred at the Third-Party Operated Area; (vi) require an allocation to the Third-Party Operated Area of costs and expenses shared between the Hotel and such Third-Party Operated Area; (vii) require such Third-Party Operated Area to remain open for business during specified hours (such that, taking into account all food and beverage outlets at the Hotel, food and beverage service is available to Hotel guests in accordance with the Brand Standards); and (viii) be subject to the review and prior written approval of Owner (in Owner’s reasonable discretion) and, for the purpose of confirming that such agreement satisfies the requirements of this Section 4.11, Operator.

(b)            Subject to clause (a) above with respect to the restaurant, the determination to enter into any agreement with a third-party licensor (a “Third-Party Licensor”) for any Third-Party Licensed Area, and the selection of a Third-Party Licensor for any Third-Party Licensed Area, shall be subject to approval of Operator and further subject to Owner’s approval, not to be withheld, conditioned or delayed unreasonably; provided, that Operator shall have the right to recommend potential Third-Party Licensors to Owner. Any license agreement with a Third-Party Licensor (together with any amendments or modifications thereto, a “Third-Party Licensed Agreement”) shall be consistent with the terms of this Agreement.

(c)            Owner shall enforce (and Operator shall cooperate with Owner and provide reasonable assistance in connection therewith) in a commercially reasonable manner the obligations of each Third-Party Operator and Third-Party Licensor (as applicable) under any such agreement contemplated by this Section 4.11.

(d)            Owner and Operator will make reasonable adjustments to the then-current Operating Budget resulting from such Third-Party Operator’s operation of such Third-Party Operated Area and Third-Party Licensor’s operation of such Third-Party Licensed Area. Any management fees paid to any such Third-Party Operator and Third-Party Licensor in accordance with this Section 4.11 shall be deducted from the Base Fees due to Operator under Section 10.1 from the operations in such Third-Party Operated Area or Third-Party Licensed Area, as applicable.

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4.12            Construction Management Services. Construction management services for any Material Hotel Renovation shall be provided by The RMR Group, a third party approved by Operator or, upon request by Owner, Operator and in connection therewith, Operator shall be entitled to receive (i) the Construction Management Fee for any Material Hotel Renovation or Property Improvement Plan for which it provides construction management services and (ii) the Technical Services Fee for any Material Hotel Renovation for which Operator does not provide construction management services. Operator shall act as a consultant during any Property Improvement Plan, renovation or restoration project at the Hotel which is not a Material Hotel Renovation and Operator shall provide its customary construction management services in connection therewith, provided, that Operator receives the Construction Management Fee. If Operator engages any third party for construction management services on its behalf, any construction management fees paid to such third party will be deducted from the Construction Management Fee payable to Operator on account thereof. For the avoidance of doubt, Owner acknowledges and agrees that this Agreement and the Base Fee or Centralized Services Fee does not include any such services by Operator or payment therefor, and the provision of any such services will be subject to the payment to Operator of the fees set forth in Section 10.5 hereof.

4.13            Centralized Services. Operator shall provide, or cause its Affiliates to provide, the Centralized Services to the Hotel during the Term.

ARTICLE 5
EXPENSES BORNE BY OWNER

5.1            Expenses Borne by Owner. Everything done by Operator in the performance of its obligations under this Agreement and in compliance herewith, and all costs and expenses incurred pursuant hereto within the authority granted to Operator herein, shall be for and on behalf of Owner and for its account. In furtherance and not in limitation of the foregoing, Owner shall be obligated (a) to fund all items in the Budget (with the permitted variances to the Budget in Section 9.4), including, without limitation, all Working Capital, (b) to reimburse all Operator Advances as set forth in Section 8.3(b), and (c) to pay all extraordinary repairs, restorations and replacements to the extent required under Articles 14 and 15.

5.2            Debts and Liabilities. All debts and liabilities incurred to third parties by Operator on behalf of Owner within the authority granted to Operator herein are and shall be the obligations of Owner. The foregoing provision shall not create any rights in favor of third parties and is solely for the benefit of Operator. Other than pursuant to the Budget (or as otherwise permitted pursuant to the terms of this Agreement), Operator shall not incur any Indebtedness on behalf of the Hotel without Owner’s consent.

5.3            Payment of Claim. If any claim, whether for taxes or otherwise, shall be asserted against Owner or against the Hotel, and Operator in good faith shall determine that such claim constitutes an immediate threat to, or would otherwise immediately materially jeopardize or materially interfere with its operation of the Hotel as herein contemplated, Operator shall have the right, after giving Owner the opportunity to consult with Operator with respect thereto, to pay such claim on behalf of Owner, with rights to immediate reimbursement by Owner therefor, unless Owner prohibits such expenditure and subject in all events to Section 9.4(b)(iii) and (iv).

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ARTICLE 6
EXPENSES REIMBURSED TO OPERATOR

6.1            Expenses Reimbursed to Operator. Subject to the limitations on expenditures set forth in Section 9.4(b), the following expenses shall be paid or reimbursed, as applicable (which payment or reimbursement shall be paid monthly in arrears) from Gross Revenues (which for purposes of this provision shall not be deemed to include the gross receipts of any Facilities): (i) all employee costs, including salary, benefits and other compensation, with respect to employees for their services at the Hotel; (ii) all reasonably incurred out-of-pocket expenses (including, without limitation all air-fare and other travel expenses, telephone, courier services, car services, air express and other incidental expenses) as may have been incurred by any of Operator’s or its Affiliates’ personnel in connection with the operation of the Hotel; (iii) subject to Owner’s prior approval (if same are not covered by the Budget) not to be withheld or delayed unreasonably, extraordinary types of expenses for projects such as labor negotiations, renovation or rehabilitation programs and special market, environmental, engineering or other studies which involve a substantial time commitment of Operator’s or its Affiliates’ personnel or the engagement of outside professionals who shall be selected by Operator to the extent the cost of same is reasonable; (iv) intentionally omitted; (v) such portion of the salary, benefits and other compensation of each of Operator’s or its Affiliates’ employees under the circumstances described in the last sentence of Section 4.2(a) as is reasonably allocable to the time such employee has devoted to such special project(s); (vi) intentionally omitted; and (vii) all other third-party costs incurred by Operator or its Affiliates in the performance of its duties hereunder; provided that (A) in no case shall Operator receive reimbursement for the same cost more than once under separate heads of expenses (including if such cost is included within the Centralized Services Fee); and (B) except as set forth in a separate agreement, Operator shall not receive compensation for design and/or development services undertaken by Operator in connection with the transition of the operations of the Hotel, it being expressly understood and agreed that this shall not be deemed to require Operator to incur actual costs for its own account or prohibit the reimbursement of costs actually incurred, whether paid to third parties or paid to or for the cost of employees or Affiliates of Operator if same relate to services the cost of which would otherwise have to be paid to others if provided by them; provided, further, that the Base Fee shall not be deemed a reimbursement. In the event and whenever Operator shall be subject to any tax imposed, levied or assessed by any governmental agency or instrumentality (other than income and corporate franchise taxes) measured, in whole or in part, by reference to any fees or reimbursables hereunder, including without limitation the Management Fee, the Centralized Services Fee, and reimbursables to Operator for compensation, employment taxes, employee benefits, Centralized Services or otherwise, then Owner will pay such tax or taxes to the extent so measured, including by gross-up if required and indemnify and hold Operator harmless for such taxes.

ARTICLE 7
COMPLIANCE WITH LAWS

7.1            Compliance with Laws. Subject to the terms of Article 5, Operator shall use commercially reasonable efforts to comply with all Applicable Laws with respect to the operation of the Hotel and the requirements of insurance companies covering any of the risks against which the Hotel is insured (but Operator shall not be a guarantor of the Hotel’s compliance with such Applicable Laws or insurance company requirements). Operator shall notify Owner in writing if (x) Operator or its Affiliates receive any written allegations of material non-compliance with, or material violations of, Applicable Laws that are either from governmental authorities or that could reasonably be expected to result in a claim against the Hotel or (y) the Corporate Personnel become aware of any other allegations of material non-compliance with, or material violations of, Applicable Laws.

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7.2            Right of Contest. Owner shall have the right, at its sole expense, to contest any alleged violations, and postpone compliance pending the determination of such contest, as permitted by Applicable Laws, except to the extent such contest might result in the exposure of Operator to civil or criminal liability or interfere with Operator’s operation of the Hotel in accordance with this Agreement. In such event, Owner shall indemnify and save harmless Operator and its Affiliates and their respective directors, officers and employees from any and all loss, cost, damage, claim or expense (including, without limitation, reasonable attorneys’ fees and disbursements) arising as a result of Owner contesting such violation, except to the extent that such violation was caused by the Gross Negligence or Willful Misconduct of Operator.

ARTICLE 8
FLOW OF FUNDS; WORKING CAPITAL

8.1            Deposit of Money. Subject to the cash management procedures reasonably required by any Holder, all monies received by Operator in the operation of the Hotel, including, without limitation, cash for Working Capital furnished by Owner, shall be deposited in the Operating Account.

8.2            Checks. All checks or other documents of withdrawal relating to the payment of any and all taxes, payroll, the Management Fee and any and all other items contained in or consistent with the Business Plan may be signed or authorized by representatives of Operator.

8.3            Funding Operation.

(a)            Nothing in this Agreement shall be construed as to require Operator to provide any funds for the operation of the Hotel. In the event that the operation of the Hotel requires additional funding, Owner shall procure and deliver or cause to be delivered to Operator additional Working Capital upon ten (10) Business Days’ prior notice. Owner’s provision of any such additional Working Capital shall not be deemed a waiver of any rights of approval of any Hotel expense that may be provided for in this Agreement.

(b)            In furtherance of Sections 5.1 and 8.3(a), if Owner does not provide such additional Working Capital within ten (10) Business Days after Operator’s request therefor as provided for in subsection (a) above, Operator may elect to provide such additional funds, and shall be promptly reimbursed therefor by Owner out of Owner’s separate funds (and not those of the Hotel) with interest thereon at the Interest Rate, such interest accruing from the date of the funding by Operator through and including the date of reimbursement. All amounts funded by Operator pursuant to this Section 8.3(b) shall be “Operator Advances.”

(c)            In addition to the foregoing, Operator shall also have the right, in the event of the failure by Owner timely to make any payments to Operator as set forth above, to elect to terminate this Agreement, upon sixty days’ prior notice to Owner, and unless such payment is made within such 60-day period, this Agreement shall thereupon automatically terminate without prejudice to (i) Operator’s right to sue Owner for damages or (ii) rights of Operator pursuant to Article 18 hereof.

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(d)            The aforementioned right of termination shall be in addition to any other rights which Operator may have with respect to any provision of this Agreement or otherwise.

8.4            Disbursements. Notwithstanding anything to the contrary in this Agreement, but subject to applicable cash management agreements with a Holder, Gross Revenues for the Hotel shall be applied in the following order of priority:

A.            First, to pay all Operating Expenses (excluding the Annual Incentive Fee);

B.            Second, to Owner, an amount equal to the Incentive Threshold;

C.            Third, pari passu, (i) to Owner, in an amount necessary to reimburse Owner for all Owner Advances which have not yet been repaid pursuant to this Section 8.4, and (ii) to Operator, in an amount necessary to reimburse Operator for all Operator Advances which have not yet been repaid pursuant to this Section 8.4. If at any time the amounts available for distribution to Owner and Operator pursuant to this Section 8.4 are insufficient (a) to repay all outstanding Owner Advances, and (b) all outstanding Operator Advances, then Owner and Operator shall be paid from such amounts the amount obtained by multiplying a number equal to the amount of the funds available for distribution by a fraction, the numerator of which is the sum of all outstanding Owner Advances, or all outstanding Operator Advances, as the case may be, and the denominator of which is the sum of all such outstanding Owner Advances plus the sum of all such outstanding Operator Advances;

D.            Fourth, to Operator, an amount equal to the Annual Incentive Fee; and

E.            Fifth, to Owner, all Gross Revenues remaining after the disbursement of Gross Revenues set forth in subsections (A) through (D) above (the “Owner’s Residual Payment”).

8.5            Timing of Payments

(a)            Payment of the Operating Expenses, excluding the Base Fee, the Brand Promotion Fee and the Loyalty Fee, shall be made in the ordinary course of business. The Base Fee, the Brand Promotion Fee, the Loyalty Fee, the Centralized Services Fee, the Annual Incentive Fee, the Construction Management Fee, the Technical Services Fee, the Incentive Threshold and the Owner’s Residual Payment shall be paid on or before the twentieth (20th) day after the end of each calendar month. Calculations and payments of the Annual Incentive Fee and/or the Owner’s Residual Payment with respect to each calendar month within a Calendar Year shall be accounted for cumulatively based upon the year-to-date EBITDA as reflected in the Periodic Report for such calendar month and shall be adjusted to reflect distributions for prior calendar months in such Calendar Year. Additional adjustments to all payments will be made on an annual basis based upon the annual financial statement for the Calendar Year provided under Section 9.1 and any audit conducted pursuant to Article 9.

(b)            Subject to Section 8.5(c), if the portion of Gross Revenues to be distributed to Operator or Owner pursuant to Section 8.4 is insufficient to pay amounts then due in full, any amounts left unpaid shall be paid from and to the extent of Gross Revenues available therefor at the time distributions are made in successive calendar months until such amounts are paid in full, and such payments shall be made from such available Gross Revenues in the same order of priority as other payments made on account of such items in successive calendar months.

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(c)            Other than with respect to Owner Advances and Operator Advances, calculations and payments of the fees and other payments in Section 8.4 and distributions of Gross Revenues within a Calendar Year shall be accounted for cumulatively within a Calendar Year but shall not be cumulative from one Calendar Year to the next. Calculations and payments of Owner Advances and Operator Advances shall be accounted for cumulatively within a Calendar Year and shall be cumulative from one Calendar Year to the next.

ARTICLE 9
FINANCIAL REPORTING

9.1            Financial Reporting.

(a)            Within forty-five (45) days after the end of each Calendar Year, Operator shall submit to Owner a complete set of annual financial statements which shall be in accordance with the Uniform System and consistent with GAAP, including a balance sheet, an Annual Profit and Loss Statement, and such other financial information for the Hotel as Owner may reasonably require and an Officer’s Certificate setting forth the totals of Gross Revenues, Operating Expenses, EBITDA, and the calculation of the Annual Incentive Fee and Owner’s Residual Payment for the Hotel for such Calendar Year and certifying that such annual financial statement is true and correct. Owner may require that the annual financial statements be certified by the accountant retained by Operator for the Hotel in accordance with Section 4.2(p) of this Agreement.

(b)            In addition, Operator shall provide such information relating to the Hotel and public information relating to Operator and its Affiliates that (i) may be reasonably required in order for the Landlord or Owner to prepare financial statements in accordance with GAAP or to comply with applicable securities laws and regulations and the SEC’s interpretation thereof, (ii) may be reasonably required for the Landlord or Owner, as applicable, to prepare federal, state or local tax returns, or (iii) is of the type that Operator customarily prepares for other hotel owners. The foregoing does not constitute an agreement by Operator either to join Landlord or Owner, as applicable, in a filing with or appearance before the SEC or any other regulatory authority or to take or consent to any other action which would cause Operator to be liable to any third party for any statement or information other than those statements incorporated by reference pursuant to clause (i) above.

(c)            Owner may at any time, and from time to time, provide copies of any of the statements furnished under this Article 9 to any Person which has made or is contemplating making a loan in connection with the Hotel and to any prospective purchaser in connection with a sale of a Hotel, subject to such Person entering into a confidentiality agreement reasonably acceptable to Operator.

9.2            Books of Account.

(a)            Operator shall keep or cause to be kept, for the account of Owner, accurate books of account and other records reflecting the results of operation of the Hotel on an accrual basis in all material respects in accordance with the Uniform System with such exceptions as may be required by the provisions of this Agreement, and in accordance with GAAP as applicable to the operation of hotels. Such books and records shall be the property of Owner.

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(b)            Each of Owner and Landlord may, at its sole cost and expense, and through its duly appointed agents and representatives, upon at least 24 hours’ prior notice, inspect and copy all such operating reports, books and records and cause the books and records of the Hotel to be audited by auditors selected by Owner or Landlord, as applicable, during normal daytime business hours at the places where such books and records are customarily kept, which shall either be the Hotel or the office of Operator, at the address then current for purposes of notice pursuant to Section 22.1.

9.3            Periodic Reports. Operator shall submit to Owner, as soon as reasonably practicable but in no event later than twenty (20) days after the end of each month, a profit and loss statement showing the results of operations of the Hotel for such month, together with the results of operations for the period from the beginning of the Calendar Year to the end of such month and a comparison of actual results to the Budget, showing the results of operations of the Hotel for such month, together with the results of operations for the period from the beginning of the Calendar Year to the end of such month and a comparison of actual results to the Budget, and showing Gross Revenues, occupancy percentage and average daily rate, Operating Expenses, Gross Operating Profit, and applications and distributions thereof for the Hotel for the preceding calendar month and year-to-date, and a statement in a format mutually approved by Owner and Operator (the “Capital Statement”) setting forth, on a line item basis, routine capital replacements and Material Hotel Renovations, managed by Operator, made to date, and any variances or anticipated variances and/or amendments from the applicable Capital Budget (collectively, the “Periodic Reports”). The Capital Statement shall be updated quarterly. Such Periodic Reports shall: (i) be in the customary form, with the same information and in the same detail as generally prepared by Operator or its Affiliates in connection with other hotels operated or managed by it or them and of the minimum standard required by the Uniform System; (ii) be taken from the books and records maintained by Operator; (iii) follow the general form set forth in the Uniform System; and (iv) be accompanied by an income/expense statement, a balance sheet, and any other financial information reasonably requested by Owner (to the extent same is customarily provided by Operator or its Affiliates in connection with the other hotels operated or managed by it or them or is otherwise consistent with the Uniform System or required by any Holder). If necessary, a request for funds for Working Capital for the following month or months shall be submitted with each Periodic Report.

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9.4            Business Plan.

(a)            Attached hereto as Exhibit E is the approved Business Plan for Calendar Year 2025, including the approved Budget for the remainder of Calendar Year 2025. Not later than sixty (60) days prior to the commencement of each subsequent Calendar Year for Operating Budgets and not later than 90 days prior to the commencement of each subsequent Calendar Year for Capital Budgets (but subject to Operator’s right to submit for approval in accordance with this Section proposed modifications to the Business Plan following the commencement of the Calendar Year to which such Business Plan relates), Operator shall submit to Owner for its approval (which approval is not to be withheld or delayed unreasonably) a proposed business plan for the operation of the Hotel including estimated cashflow, any proposed Brand Standard changes, any proposed expenditure for that Calendar Year and an estimate of Gross Operating Profit, a proposed operating budget and a proposed annual capital-expenditure budget and a five year forecasted capital expenditure list, the details of and cost for a commercially reasonable preventive maintenance program, and any Refurbishment Program, together with a description of the assumptions used in preparing the Business Plan and the budgets in narrative form, and shall be in the customary form, with at least the same information and the same level of detail, as generally prepared by Operator or its Affiliates in connection with other hotels operated or managed by it or them. In the event that Owner and Operator shall be unable to agree upon the business plan (including without limitation Budgeted GOP, but excluding the election of whether to agree to any Refurbishment Program proposed by Operator, which shall be governed by the terms of Section 9.6 below) for any Calendar Year (other than the Business Plan for 2025) within forty-five (45) days following the submission of same by Operator to Owner for approval, such matter (or any line items that are in dispute, if said proposed business plan shall be partially agreed upon) shall be submitted to arbitration in accordance with Section 22.2 and, until any dispute regarding the proposed business plan is settled or resolved by arbitration, those line items in dispute, if any, other than expenditures for any capital improvements (as to which no expenditures shall be made until Owner has approved the applicable capital-expenditure budget pursuant to the terms hereof except for any capital-expenditures for which work has commenced or, for any Refurbishment Program, as to which any dispute shall be governed by the terms of Section 9.6 below), shall be the same as was provided in respect of such line items in the Operating Budget and the Capital Budget for the prior Calendar Year increased by three percent (3%), provided that uncontrollable expenses may be increased as provided in subparagraph (b)(ii) below. Further to the foregoing, the interim operating budget may include line items which were not in the Operating Budget for the prior Calendar Year to the extent same are reasonable in relation to the business of the Hotel, and the overall interim operating budget, taking into account all permissible increases in line items from the prior Calendar Year and the addition of the new line items, does not increase by more than three percent (3%). Each proposed business plan, and the proposed operating budget and capital-expenditure budget included in each proposed business plan, shall be prepared in a form and manner consistent with the business plans, budgets and forecasts prepared by Operator or its Affiliate generally for Sonesta Hotels managed by Operator or its Affiliates.

(b)            Notwithstanding the foregoing provisions of this Section 9.4 or any other provision of this Agreement to the contrary, Operator may make additions, deletions or other changes to the Budget, including, without limitation, the services comprising Centralized Services and reallocations between line items (including Centralized Services) set forth in a Budget as Operator may determine in its sole discretion to be appropriate without the prior approval of Owner and, in connection therewith, may increase any line item or reallocate between line items, provided that any such change or reallocation does not result in the overall Budget being exceeded by more than three percent (3%). Aside from changes consistent with the immediately preceding sentence, any other additions, deletions or changes to the Budget and any other expenditures in excess of the expenses set forth in the Budget will require Owner’s prior approval, except that, notwithstanding the foregoing or anything to the contrary contained in this Agreement, the parties acknowledge that preparation of a Budget is inherently inexact and that Operator may vary from any Budget (without notice to or consent from Owner) as follows (which items (i) – (iv), for the avoidance of doubt, shall not be subject to three percent (3%) limit on increases in the overall Budget set forth in the proviso to the first sentence of this Section 9.4(b)):

(i)            The expenses provided for in the Operating Budget for any Calendar Year that increase based on the occupancy and use of the Hotel shall be increased accordingly to the extent that occupancy and use of the Hotel for any Calendar Year exceeds the occupancy and use projected in the Operating Budget for such Calendar Year; provided that if occupancy and food and beverage revenue declines, Operator will use reasonable efforts to manage the Hotel to reduce Operating Expenses accordingly.

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(ii)            Operator may pay or cause to be paid all actual expenses that are not within the ability of Operator to control and that are reasonably required to be paid to prevent liens, penalties, service disruptions or failures or third-party claims (or liabilities) against either or both of Operator and Owner and/or the Hotel (including without limitation real estate and personal property taxes, utilities and insurance premiums), without reference to the amounts provided for in the Operating Budget for such Calendar Year;

(iii)           Operator may make any expenditures that are reasonably required on an emergency basis to avoid imminent damage to the Hotel and/or protect the health, safety or welfare of the guests and/or employees of the Hotel and/or to avoid imminent injury to property (any of the foregoing, “Emergency Expenditures”), whether or not provided for, or within the amounts provided for, in the Budget for such Calendar Year; provided, however, that unless the expenditure is required to avoid an imminent peril to human life or material property damage, Operator shall not make any such Emergency Expenditures in excess of [Full Service: $50,000; Extended Stay or Select Service: $25,000] with respect to any single condition, occurrence or related series of events without Owner’s prior written approval, such approval not to be unreasonably withheld, conditioned or delayed; if the timing of the emergency permits, Operator shall notify Owner prior to the making of any such expenditures, and, if not, Operator shall notify Owner as promptly as reasonably possible after the making of any such expenditures;

(iv)           Operator may make any expenditures that are reasonably required to comply with, or cure or prevent any violation of, any Applicable Law that would result in criminal or civil liability to Owner, Operator or Operator’s fire and life safety standards, whether or not provided for, or within the amounts provided for, in the Budget for such Calendar Year, subject to Owner’s right to contest such expenditure under Section 7.2; and

(v)            Any other increases in expenses in the Operating Budget not provided for in clauses (i) through (iv) above, provided that the total expenditures in the Operating Budget permitted under this clause (v) do not exceed: (i) the total amount set forth in any departmental budget provided for in Operating Budget by more than ten percent (10%); or (ii) the aggregate amount of expenditures provided for in the Operating Budget by more than five percent (5%), subject to the three percent (3%) limit on increases in the overall Budget set forth in the proviso to the first sentence of this Section 9.4(b). Operator will use reasonable efforts to manage the Hotel to reduce Operating Expenses if projections of annual Gross Revenue are anticipated not to meet or exceed budgeted Gross Revenue.

(c)            Subject to the remaining provisions of this Section 9.4, Operator will, at Owner’s cost and expense, comply with all applicable jurisdictional energy reporting and reduction requirements relevant to the operation of the Hotel on behalf of Owner. Operator shall submit a written report to Owner summarizing such requirements, any changes thereto, and the Hotel’s current and planned compliance measures no later than sixty (60) days following the end of each Calendar Year.

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9.5            Estimates and Projections. All estimates and projections of the economic results of the operation of the Hotel made by Operator in contemplation of or in the course of implementing this Agreement (including, without limitation, those made pursuant to Section 9.4) need not take into account, or make provision for, any then unknown Force Majeure, and Operator does not warrant or guarantee such projections in any way whatsoever. Accordingly, (i) neither Operator nor any of its Affiliates shall have any liability whatsoever to Owner or any other Person for any divergence between such budgets and projections (including without limitation the Business Plan) and actual operating results achieved, (ii) the failure of the Hotel to achieve any Business Plan for any Calendar Year shall not constitute a default by Operator or give Owner the right to terminate this Agreement, except as expressly provided in Section 16.2, and (iii) if Owner provides any such budgets or projections (including without limitation the Business Plan) to a third party, Owner shall advise such third party in writing of the substance of the disclaimer of liability set forth in this Section 9.5. Any use of any budget or projection by Owner or any other Person is based on this understanding.

9.6            Refurbishment Program. Beginning with the annual budgeting process for the first Full Calendar Year during the term, Operator shall have the right, not later than ninety (90) days prior to the commencement of each such Calendar Year (but subject to the limitations set forth in this Section 9.6), to submit to Owner a proposed Refurbishment Program for the Hotel. Owner shall have the right in its sole, but good faith discretion, to approve or disapprove of any such Refurbishment Program proposed by Operator. In the event Owner disapproves of any Refurbishment Program proposed by Operator, it shall include with such notice of disapproval its reasons therefor. Any dispute regarding whether a Refurbishment Program incorporates elements of work that are required by Operator for the Hotel to continue to operate in accordance with the Brand Standards shall be submitted to arbitration in accordance with Section 22.2. In the event Owner has not approved a Refurbishment Program required by Operator for the Hotel to continue to operate in accordance with the Brand Standards on or before the later to occur of (i) thirty-six (36) months after a Refurbishment Program is first proposed by Operator or (ii) seven (7) years after the Commencement Date (the later to occur of (i) or (ii) shall herein be referred to as the “Refurbishment Program Approval Outside Date”), then (A) commencing with the Calendar Year in which the Refurbishment Program Approval Outside Date occurs and continuing until such Refurbishment Program has achieved substantial completion, no Calendar Year shall be a Performance Test Measurement Year, (B) Operator shall have the right to terminate this Agreement by providing written notice (which notice shall be revocable in Operator’s sole discretion) to Owner on or before March 31 of the Calendar Year following the Calendar Year in which the Refurbishment Program Approval Outside Date occurs, and (C) in the event Operator elects not to terminate this Agreement pursuant to clause (B) above, Operator may elect, in its sole discretion, and upon ninety (90) days’ advance written notice to Owner, to re-brand the Hotel to another of Operator’s or its Affiliates’ brands until Owner approves such Refurbishment Program and such Refurbishment Program has achieved substantial completion; provided, however, that if Owner notifies Operator in writing on or before the expiration of such ninety (90) day period that it has approved such Refurbishment Program, Operator shall not have the right to re-brand the Hotel pursuant to this Section 9.6 and shall proceed with performance of such Refurbishment Program in accordance with the terms thereof. Notwithstanding the foregoing, Operator shall not have the right to propose, and Owner shall have no obligation to approve, a Refurbishment Program for the Hotel on or before the expiration of five (5) years from completion of the most recent Refurbishment Program (whether completed prior to after the Commencement Date).

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ARTICLE 10
OPERATOR’S FEES; DISBURSEMENTS

10.1            Base Fee. In addition to any payments or reimbursements required hereunder (including, without limitation, for Centralized Services), Owner shall pay or cause to be paid to Operator a base fee (the “Base Fee”) equal to [Full Service: three percent (3.0%)/Extended Stay: five percent (5.0%)/Select Service: five percent (5.0%)] of Gross Revenues for each Calendar Year; said Base Fee shall be payable in arrears in monthly installments based each month upon the actual Gross Revenues for the prior month. Within thirty (30) days after completion of the audited annual financial statements for the applicable Calendar Year (if Owner has arranged for audited annual financial statements for such Calendar Year) and otherwise within thirty (30) days after Owner’s receipt of the annual financial report for the applicable Calendar Year under Section 9.1, Operator and Owner shall make any required adjustment for any overpayment or underpayment of the Base Fee during the preceding Calendar Year or portion thereof based upon the final (or audited, if applicable) annual financial statements for the Hotel contemplated by Section 9.1.

10.2            Incentive Fee.

(a)            In addition to the Base Fee payable to Operator hereunder for each Calendar Year (or portion thereof) during the Term, Operator shall be entitled to receive an incentive fee (the “Annual Incentive Fee”) for each Calendar Year (or portion thereof) commencing with the Calendar Year beginning on January 1, 2026.

(b)            The Annual Incentive Fee, for any period, shall equal twenty percent (20%) of the amount (if any) by which EBITDA exceeds the Incentive Threshold for such period. Following the first Calendar Year for which Operator shall have earned the Annual Incentive Fee, and during each Calendar Year thereafter, Operator shall have the right to receive the Annual Incentive Fee, in arrears, within ten (10) Business Days after Operator’s submission to Owner of the last Periodic Report contemplated by Section 9.3 for the applicable Calendar Year. Within thirty (30) days after completion of the audited annual financial statements for the applicable Calendar Year (if Owner has arranged for audited annual financial statements for such Calendar Year) and otherwise within thirty (30) days after Owner’s receipt of the annual financial report for the applicable Calendar Year under Section 9.1, Operator and Owner shall make any required adjustment for any overpayment or underpayment of the Annual Incentive Fee during the preceding Calendar Year or portion thereof based upon the final (or audited, if applicable) annual financial statements for the Hotel contemplated by Section 9.1. Notwithstanding the foregoing, in no event shall the Annual Incentive Fee exceed the Annual Incentive Fee Cap.

10.3            Brand Promotion Fee. In addition to any reimbursements required hereunder (including, without limitation, for Centralized Services), the Base Fee and the Annual Incentive Fee, Owner shall pay or cause to be paid to Operator a fee towards its brand promotion program (the “Brand Promotion Fee”) in an amount equal to three and five-tenths percent (3.5%) of Room Revenues for each Calendar Year during the Term; said Brand Promotion Fee shall be payable in arrears in monthly installments based each month upon the actual Room Revenues for the prior month. Within thirty (30) days after completion of the audited annual financial statements for the applicable Calendar Year (if Owner has arranged for audited annual financial statements for such Calendar Year) and otherwise within thirty (30) days after Owner’s receipt of the annual financial report for the applicable Calendar Year under Section 9.1. Operator and Owner shall make any required adjustment for any overpayment or underpayment of the Brand Promotion Fee during the preceding Calendar Year or portion thereof based upon the final (or audited, if applicable) annual financial statements for the Hotel contemplated by Section 9.1.

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10.4            Loyalty Fee. In addition to any reimbursements or other fees required or payable hereunder, Owner shall pay or cause to be paid to Operator a fee in connection with guests participating in the Sonesta Travel Pass program (the “Loyalty Fee”) in an amount equal to the greater of (i) one percent (1.0%) of Room Revenues or (ii) [Full Service: four and one-half percent (4.5%)/Extended Stay: two and one-half percent (2.5%)/Select Service: three percent (3.0%)] of Qualified Room Revenue; said Loyalty Fee shall be payable in arrears in monthly installments based each month upon the actual Room Revenues or Qualified Room Revenue, as applicable, for the prior month. Within thirty (30) days after completion of the audited annual financial statements for the applicable Calendar Year (if Owner has arranged for audited annual financial statements for such Calendar Year) and otherwise within thirty (30) days after Owner’s receipt of the annual financial report for the applicable Calendar Year under Section 9.1, Operator and Owner shall make any required adjustment for any overpayment or underpayment of the Loyalty Fee during the preceding Calendar Year or portion thereof based upon the final (or audited, if applicable) annual financial statements for the Hotel contemplated by Section 9.1. The Hotel will have the benefit of the most favorable redemption terms and rates offered by Operator or its Affiliates for comparable Brand Hotel rooms in the same country booked through the Sonesta Travel Pass program.

10.5            Construction Management Fee; Technical Services Fee. In addition to any reimbursements or other fees required or payable hereunder, Owner shall pay or cause to be paid, to the extent provided for in (and not in duplication of) Section 4.12, (i) a construction management fee (the “Construction Management Fee”) in an amount equal to three percent (3%) of the cost of the Approved Construction and Capital Expenditures of such renovation or restoration project at the Hotel and (ii) a technical services fee in an amount equal to Fifty Thousand and No/100 Dollars ($50,000.00) (the “Technical Services Fee”), as such amount may be adjusted from time to time by Operator consistent with the then-current Technical Services Fee charged to other Network Hotels, and Operator’s duties and responsibilities shall not include those duties and responsibilities of any Third Party Operator.

10.6            Centralized Services Fee. In addition to any reimbursements or other fees required or payable hereunder, Owner shall pay or cause to be paid the Centralized Services Fee monthly, in equal installments.

10.7            Disbursement of Fees. Operator is authorized to disburse to itself from the Operating Account the amounts owing as the Management Fee, such disbursement to be made on the twentieth (20th) day of each month, but, if insufficient funds are available to do so, such amounts shall accrue and Owner shall pay same to Operator as set forth in Section 8.5.

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10.8            Payment on Termination. As provided in Section 18.1, in the event of a termination of this Agreement, the Management Fee (including without limitation any Annual Incentive Fee) to which Operator would be entitled in accordance with the calculations set forth in Section 10.2 shall be prorated for the Calendar Year in which such termination occurred to the date of termination and paid by Owner on the effective date of such termination.

10.9            Interest. Unless otherwise expressly provided in this Agreement, if any fee or other amount due by Owner or Operator or their Affiliates or designees to the other party or its Affiliates or designees under this Agreement is not paid within ten (10) Business Days after such payment is due, the party from whom payment is owed shall pay, in addition to the amount due, interest for each day the amount is past due, at a rate equal to the Interest Rate.

ARTICLE 11
INSURANCE

11.1            Insurance.

(a)            At all times during the Term, in the name and for the account of Owner, Operator shall obtain and maintain the insurance policies required under clauses (a) through (d) of Exhibit F, and such additional insurance reasonably required by Owner and approved by Operator. Operator shall not be paid an additional fee for its efforts to obtain any such insurance beyond the fees already provided for in this Agreement. At all times during the Term, Owner shall obtain and maintain the insurance policies required under clauses (e) through (f) of Exhibit F. Such insurance shall be effective as of the Commencement Date, except as provided in Exhibit F.

(b)            All premiums and other costs of insurance specified in this Section 11.1 and any applicable deductibles or co-insurance requirements, shall be the responsibility of Owner and shall be treated as an Operating Expense.

(c)            Owner acknowledges that the insurance requirements may need to be modified to respond to insurance market trends, customer demands, economic conditions, technological advances and other factors affecting the hotel industry or the Hotel and its risks, as they may change from time to time. Accordingly, Owner agrees that Operator shall have the right to modify the insurance requirements as Operator reasonably deems advisable from time to time, each such change to be implemented upon no less than 60 days’ written notice to Owner, subject to Owner’s reasonable approval. Disagreements between Operator and Owner as to whether modifications should be made under this Section 11.1(c) shall be resolved by arbitration under Section 22.2.

(d)            Operator shall, to the extent the same is available, obtain such industry standard professional liability coverage in respect of Operator’s liabilities or services pursuant to this Agreement as Operator reasonably determines is required.

11.2            General. All insurance described above shall be with companies which have an A.M. Best rating of A-, VIII or better and in the form of “occurrence coverage” to the extent available on a commercially reasonable basis. Each party shall deliver to the other party certificates of insurance, as soon as reasonably practical after coverage renewal.

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11.3            Certificates; Endorsements; Parties Insured. Operator shall deliver certificates of all insurance to Owner upon request. Such policies shall be written to insure Owner, Operator (for liability policies only) and any Holder, as their respective interests may appear. Each policy of insurance provided for in this Article 11 shall have attached thereto: (i) if available, an endorsement that such policy shall not be cancelled (or “non-renewed”) without at least 30 days’ prior written notice to Owner, Operator and any Holder, and (ii) if available, an endorsement to the effect that no action or omission of a party hereto shall affect the obligation of the insurer to pay the full amount of any loss sustained to the other party hereto and any other parties insured under such policy. All liability insurance policies shall name Owner, Operator, and their respective officers, partners, members, shareholders, directors, agents, and employees, as insureds (or additional insureds) as applicable. The commercial general liability insurance shall provide for severability of interest and that any unintentional error or omission made by one of the insureds or additional named insureds shall not void or impair the insurance.

11.4            Blanket Coverage Permitted. Insurance coverage provided by either party under this Article 11, may be effected under policies of blanket insurance, subject to the approval of any Holder, which may cover other properties owned or managed by Operator or its Affiliates, or other properties owned by Owner or its Affiliates, and, where applicable, an allocable portion of the premiums therefor shall be charged to the operation of the Hotel.

11.5            No Right of Subrogation; Waiver of Liability. All policies of insurance shall provide that the insurance company shall have no right of subrogation against either party hereto, their agents, principals or employees. Owner assumes all risks in connection with the adequacy of any insurance and waives any claim against Operator for all liabilities, costs or expenses arising out of any partially or totally uninsured claim, of any nature whatsoever, except where Operator has failed to place and maintain insurance in accordance with the provisions hereof. Neither Operator nor Owner shall assert against the other, and each does hereby waive with respect to the other to the extent it is legally possible to do so, any claims incurred or sustained by it on account of damage or injury to persons or property arising out of the ownership, operation or maintenance of the Hotel, to the extent that the same are covered by the proceeds received as a result of any insurance, so long as such waiver does not adversely affect such insurance coverage. Owner or Operator, as the case may be, shall cause all policies to contain a waiver of subrogation clause to the extent the same shall be available at no extra cost and shall notify the other if a waiver of subrogation clause is not available at no extra cost, to permit Owner and Operator to determine if additional payments should be made to obtain the waiver of subrogation clause. The provisions of this Section 11.4 are intended to restrict each party (as permitted by law) to recovery against insurance carriers to the extent of such coverage and waive fully, and for the benefit of each, any rights and/or claims which might give rise to a right of subrogation in any insurance carrier. Operator does not purport to be an advisor on insurance matters and as between Owner and Operator; it shall be Owner’s responsibility to cause itself to be adequately insured.

11.6            Alternative Insurance. If, at any time during the Term, Owner is able to obtain alternative insurance in respect of the Hotel affording coverage equivalent to that which Operator is required to provide hereunder by companies of recognized responsibility and at a lower cost than obtainable by Operator, then Owner shall be entitled to procure such insurance for the Hotel at such lower cost upon the same terms required under this Section 11.6.

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ARTICLE 12
PROPERTY TAXES

12.1            Property Taxes. Subject to Article 5 and except to the extent that money is deposited in escrow with a Holder for payment of the same, Operator shall pay from the Operating Account when and as the same are due and payable (unless same are contested by Owner), in the name and for the account of Owner, in such installments as permitted by Applicable Law, all water charges, real estate taxes and assessments, use and sales taxes, personal property taxes, historic or landmark district assessments, betterment assessments and withholding taxes or comparable taxes and assessments levied or assessed on or against the Hotel or any portion thereof or with respect thereto for any fiscal period of the taxing authority, all or any part of which period is included in the Term of this Agreement. The portion of any such amount so paid which is allocable to a period during the Term shall be included in the Annual Profit and Loss Statement for the Calendar Year in which such amount is determined.

12.2            Right of Contest. At Owner’s direction, Operator shall, in Operator’s or Owner’s name, and provided that same does not create civil or criminal liability for Operator, or constitute a default under any Security Agreement then in effect, at any time contest the validity or the amount of any such tax or assessment, and any refund or rebate less related costs shall be included in the Annual Profit and Loss Statement for the Calendar Year in which such refund or rebate is determined, the refund or rebate shall be included in Gross Revenues and the related cost in obtaining such refund or rebate shall be deemed an Operating Expense, provided, that any refund (and related expenses) attributable to a period outside of the Term shall not be included in Gross Revenues (or result in any Operating Expenses).

ARTICLE 13
MAINTENANCE AND REPAIRS

13.1            Maintenance and Repairs.

(a)            Subject to provisions for the necessary Working Capital in the Business Plan and the other applicable provisions of this Agreement, including without limitation Article 5 and Section 9.4(b) hereof, Operator shall, from time to time, make such expenditures for repairs and maintenance as it deems necessary to keep the Hotel in good operating condition consistent with the Brand Standards. As part of the proposed Business Plan for any Calendar Year submitted for Owner’s approval, Operator shall prepare an annual estimate of the expenditures (the “FF&E Estimate”) for replacements, renewals and additions to the FF&E of the Hotel and routine capital expenditures that are necessary to keep the Hotel in good operating condition consistent with the Brand Standards. Owner shall have the right to reasonably approve the items in the Capital Budget and FF&E Estimate unless such items are required by the Brand Standards, such approval not to be withheld, conditioned or delayed unreasonably. Owner acknowledges that Owner shall be responsible for providing any additional funds required to perform its obligations under this Agreement within thirty days of Operator’s request therefor. Any failure or refusal of Owner to fund a request for funds made by Operator hereunder within such 30-day period shall be deemed a default by Owner and, without limiting Operator’s other remedies, shall excuse Operator from its obligation to operate the Hotel in accordance with the Brand Standards to the extent Operator is prevented from doing so by Owner’s failure or refusal to provide or obtain the funds required. Any disputes with respect to the FF&E Estimate shall be governed by Section 22.2 hereof.

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(b)            In order to maintain the Hotel in accordance with the Brand Standards, Operator may, without the consent of Owner, make expenditures for repair and maintenance to the Hotel in amounts not in excess of five percent (5%) over and above any line item in the then-current Business Plan providing for repair and maintenance without being obliged to reallocate such funds from other line items contained therein, provided, that same shall be subject to the overall limitations and rights of Operator with respect to increases in the Budget pursuant to Article 9. Owner agrees that, in addition to the foregoing, there shall be a contingency line item in the Budget with respect to Capital Expenditures of [Full Service: $50,000; Extended Stay or Select Service: $25,000]. If applicable, Operator further agrees that prior to making such expenditures in excess of a line item in the Budget, Operator shall first request the release of funds from any then-existing FF&E reserve (or similar) being held by any Holder for the purpose of paying for same; provided, however, that the failure or refusal of any Holder to make such funds available shall not limit or effect Operator’s right to take the action contemplated by this Section.

(c)            Without abrogation of Operator’s rights pursuant to Section 4.2, Owner may, from time to time at its separate expense, make such further alterations, additions or improvements in or to the Hotel as Operator shall approve, such approval not to be withheld, conditioned or delayed unreasonably, all of which shall be made without material interference to the operation of the Hotel, provided, that Owner acknowledges that Owner shall not make any unilateral alterations, additions or improvements to the Hotel and that any and all such alterations, additions or improvements shall be subject to the mutual approval of Owner and Operator (unless already agreed-to among the parties pursuant to the annual Business Plan and Budget process or otherwise made in accordance with this Section 13.1). In furtherance of the foregoing, Owner shall not hire any interior designer or contractor for any proposed alteration, addition or improvement without Operator’s prior approval not to be withheld, conditioned or delayed unreasonably. Owner shall consider, but shall not be required to make (unless same are necessary to operate the Hotel at or to maintain the Brand Standards or are otherwise required by this Agreement), any other alterations, additions or improvements recommended by Operator.

(d)            If structural or extraordinary repairs or changes in the Hotel shall be required at any time during the Term of this Agreement to maintain the Hotel in good operating condition, or structural or extraordinary repairs or changes in the Hotel or extraordinary alterations to the Hotel shall be required at any time during the Term of this Agreement by reason of (i) a dangerous condition exists at the Hotel which would result in imminent injury to Persons or property, (ii) repairs or alterations are required to comply with any Applicable Laws or insurance requirements, or (iii) because Owner, subject to Operator’s approval, such approval not to be withheld or delayed unreasonably, determines the desirability thereof, then, in such event, subject to Owner’s rights to not make the same as set forth in Section 9.6 or the definition of “Brand Standards,”, all such repairs, changes or replacements shall be made by Owner, or by Operator if directed by Owner, and at Owner’s expense. Notwithstanding the foregoing, in the event of the circumstances described in clauses (i) or (ii) immediately above, if Owner does not direct Operator to repair, alter or replace the same, then Operator shall have the right, power and authority to use the monies in the Operating Accounts for the making of such repairs, alterations or replacements. Owner shall immediately, and in no case later than ten days after written notice from Operator, provide Operator with all funds necessary pursuant to this Section 13.1(d) if adequate funds are not otherwise available from the Operating Account(s), and if funds shall be used from such account(s), to replenish such account(s) within thirty days after notification. Further, notwithstanding the foregoing, Owner shall have the right to contest the need for any such repairs, changes or replacements required by any Applicable Laws under clause (ii) above and may postpone compliance therewith, if so permitted by Applicable Law, unless Operator reasonably determines that such repairs, changes or replacements are required to prevent the continuation of a dangerous condition at the Hotel that could result in imminent injury to Persons or property. Operator shall notify Owner in writing as soon as reasonably possible of any such emergency condition or expenditure pursuant to this Section 13.1(d) and the action taken or proposed to be taken by Operator.

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(e)            Owner shall furnish or cause to be furnished to Operator copies of any guaranties and warranties relating to the construction and repair of the Hotel and a summary of the expiration dates of such guaranties and warranties. If any repairs or alterations shall be made necessary by any condition against the occurrence of which the builder or provider of any renovation or construction or any supplier of labor or materials for the Hotel or any other party has provided a guaranty or warranty, then Operator shall use commercially reasonable efforts to enforce such guaranty or warranty, and Owner shall cooperate fully with Operator in such efforts.

(f)            Operator shall at all times maintain and utilize a fixed asset management system for the Hotel. Such system shall be used to track all physical assets of the Hotel, monitor the lifecycle of each asset, and facilitate compliance with all internal and external audit requirements. Such fixed asset management system shall be kept current and accurate and Operator shall provide Owner with reasonable access to such system, including records and reports produced thereby, upon reasonable request from Owner. For the avoidance of doubt, such system shall be a database-driven application and shall not be maintained primarily in, or consist solely of Excel or spreadsheet-based tools.

ARTICLE 14
DAMAGE BY FIRE OR OTHER CASUALTY

14.1            Damage by Fire or Other Casualty.

(a)            Subject to Section 14.2 below, if the Hotel or any portion thereof shall be damaged or destroyed at any time or times during the Term by fire, casualty or any other cause, Owner shall with due diligence, at its sole expense (which may include use of insurance proceeds), repair, rebuild or replace the same so that after such repairing, rebuilding or replacing, the Hotel shall be at least in substantially the same condition as prior to such damage or destruction. Owner shall undertake such work within ninety days after the proceeds of any insurance are made available to Owner for such repairing, rebuilding or replacing and the issuance of any necessary governmental approvals, and shall complete the same diligently, provided, that Operator shall have reasonably approved the plans and specifications therefor.

(b)            At all times during the period that all or any part of the Hotel is damaged or destroyed or subject to any other occurrence of Force Majeure that results in a full or partial closure of the Hotel, and until operations of the Hotel are fully recommenced Operator shall be paid by Owner each month during such period of damage or destruction, an amount equal to the greater of (i) the Management Fee earned during such month calculated in accordance with the terms hereof, and (ii) the average total monthly payments of the Base Fee, the Brand Promotion Fee, the Loyalty Fee, the Incentive Management Fee and the Centralized Services Fee paid to Operator for the twelve months preceding the damage or destruction (or such lesser actual period if the Hotel has been managed by Operator for less than twelve months), equitably reduced to reflect the reduction in the operations at the Hotel and the provision of services by Operator and its Affiliates to the Hotel until operations of the Hotel are fully recommenced (and Operator and its Affiliates shall reasonably cooperate with Owner to reduce the services provided by Operator and its Affiliates to the Hotel during such period to reflect any reductions in occupancy).

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(c)            Any proceeds from insurance attributable to loss of income, revenues, profits or loss occupancy (i.e., business interruption or similar insurance) shall be apportioned between Owner and Operator taking into account the terms of this Agreement with Operator’s claim against such proceeds measured by the portion of such proceeds necessary to recover the Management Fee for such period covered by such insurance, which recovery shall not be a limitation on Owner’s obligations under Section 14.1(b) above but shall be credited against such fees due to Operator.

(d)            Upon request by Owner, Operator shall serve as a consultant during any restoration pursuant to this Section 14.1 to provide its customary technical services for its customary compensation for Brand Hotels.

14.2            Right of Termination Upon Total or Substantial Destruction. If the Hotel shall be totally or substantially destroyed (with substantial destruction occurring where (A) the cost of restoration exceeds thirty-five percent (35%) of the replacement cost of the Hotel (excluding land) and Owner reasonably determines that it is not economically feasible to reconstruct the Hotel, or (B) the length of time required for restoration exceeds eighteen (18) months from the date insurance proceeds are received, with any disputes as to such calculation or time frame to be resolved in accordance with Section 22.2), by fire or other casualty, each party shall have the option to terminate this Agreement by notice served upon the other within 120 days after such fire or other casualty (subject to reinstatement as set forth below in Section 14.3 and subject to Operator’s right to recordation as set forth below in Section 22.23); provided, however, that Owner shall only have such termination right to the extent that Owner elects, in its sole discretion, not to rebuild the Hotel and shall pay to Operator the Casualty/Condemnation Termination Fee. Any such notice of termination shall become effective thirty (30) days after the giving of the same. If neither party has notified the other party within 120 days following an event that substantially destroys the Hotel that it elects to terminate this Agreement (or in the event of partial but not substantial destruction or in the event that neither Owner nor Operator have the right to terminate this Agreement pursuant to this Section 14.2), this Agreement shall continue in accordance with all of the terms and conditions hereof and Owner shall, at its own expense, after reasonable approval of plans and specifications therefor by Operator, promptly commence and diligently complete the restoration of the Hotel.

14.3            Right of Reinstatement. If, following a termination of this Agreement in accordance with Section 14.2, at any time during the three (3)-year period following such termination, Owner or any of its Affiliates intends to repair, rebuild or replace the Hotel or any other hotel (including a condo-hotel) on the Real Property, Owner shall promptly give notice to Operator in writing of such intention or commencement, and, at Operator’s election (exercisable by written notice given to Owner within sixty (60) days of receipt by Operator of the written notice given by Owner or, if no such notice is given by Owner, Operator’s actual knowledge of such commencement), this Agreement and any other agreements between the parties or their Affiliates with respect to the Hotel shall be reinstated (with only such amendments as are required due to changes in the type, scope, size or design of the Hotel); provided, however, that if Operator was paid a Casualty/Condemnation Termination Fee for the termination of this Agreement, such reinstatement shall not be effective unless and until Operator delivers to Owner, concurrently with its written notice to Owner as provided above, an amount equal to such Casualty/Condemnation Termination Fee. The provisions of this Section 14.3 shall survive any termination of this Agreement under Section 14.2.

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ARTICLE 15
CONDEMNATION

15.1            Total Taking. If all of the Hotel shall be the subject of a taking or condemnation in any eminent domain, condemnation or like proceeding by any competent authority, or if such a portion thereof shall be taken or condemned as to make it imprudent or unreasonable, in the reasonable opinion of Owner or Operator, to use the remaining portion as a hotel of the type and class of the Hotel immediately preceding such taking or condemnation, then, in either event, this Agreement shall cease and terminate as of the date upon which the parties hereto mutually determine that the parties shall surrender possession, subject to reinstatement as set forth below in Section 15.3 and subject to Operator’s right to recordation as set forth below in Section 22.23. Any award for such taking or condemnation shall belong in its entirety to Owner, and Operator waives any right to such proceeds and assigns to Owner any rights it may otherwise have therein, provided that in connection with any such taking, Owner shall pay to Operator on the effective date of such termination, an amount equal to the Casualty/Condemnation Termination Fee.

15.2            Partial Taking. If only a part of the Hotel shall be the subject of a taking or condemnation, and the Agreement is not terminated under Section 15.1, Owner shall with due diligence, at its sole expense, repair any damage or alter or modify the Hotel, to the extent of the award recovered, in accordance with plans and specifications reasonably approved by Operator. In the event of a partial taking, Operator shall be entitled to terminate this Agreement if any material construction is required and not completed by Owner within eighteen (18) months following the payment of the taking or condemnation award. Owner shall use any award towards the repair or restoration of the Hotel, but any amount of the award not expended for such work shall belong to Owner. At all times until operations of the Hotel are fully recommenced, Operator shall be paid by Owner each month an amount equal to the greater of (i) the Management Fee earned during such month calculated in accordance with the terms hereof, and (ii) the average total monthly payments paid to Operator for the 12 months preceding the taking or condemnation (or such lesser actual period if the Hotel has been managed by Operator for less than twelve months); provided, however, that to the extent the payment to Operator exceeds the amount due pursuant to clause (i), such excess shall be paid from and to the extent of insurance or a condemnation award received for the purpose of compensating for lost revenues. If the Agreement is not terminated under Sections 15.1 or 15.2, this Agreement shall remain in full force and effect as to the remaining part of the Hotel and the Hotel following the repair or restoration.

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15.3            Right of Reinstatement. If, following a termination of this Agreement in accordance with Section 15.1, at any time during the three (3)-year period following such termination, Owner or any of its Affiliates intends to repair, rebuild or replace the Hotel or any other hotel (including a condo-hotel) on the Real Property, Owner shall promptly give notice to Operator in writing of such intention or commencement, and, at Operator’s election (exercisable by written notice given to Owner within sixty (60) days of receipt by Operator of the written notice given by Owner or, if no such notice is given by Owner, Operator’s actual knowledge of such commencement), this Agreement and any other agreements between the parties or their Affiliates with respect to the Hotel shall be reinstated (with only such amendments as are required due to changes in the type, scope, size or design of the Hotel); provided, however, that if Operator was paid a Casualty/Condemnation Termination Fee for the termination of this Agreement, such reinstatement shall not be effective unless and until Operator delivers to Owner, concurrently with its written notice to Owner as provided above, an amount equal to such Casualty/Condemnation Termination Fee. The provisions of this Section 15.3 shall survive any termination of this Agreement under Section 15.1.

ARTICLE 16
TERMINATION OF AGREEMENT BY OWNER

16.1            Event of Default. If one or more of the following events shall occur they shall be deemed to constitute an “Event of Default” hereunder, and Owner may terminate this Agreement by sixty (60) days’ (or 30 days’ in the case of a monetary default) prior written notice to Operator specifying the details of such event:

(a)            Monetary. If Operator shall fail to pay when due any sum owed to Owner hereunder within ten days after receipt of written notice from Owner specifying such failure; or

(b)            Non-Monetary. If there is a default by Operator hereunder in the performance of any material term, covenant, undertaking, obligation or condition set forth in this Agreement (other than those referred to in Sections 16.1(a), 16.1(c), 16.1(d) or 16.2), and the same is not cured within thirty days after receipt of written notice from Owner specifying such default; provided, that if such default is susceptible to cure and is of a nature that it cannot (with due diligence, using all commercially reasonable efforts and in good faith) be cured within such 30-day period, the same shall not be deemed an Event of Default hereunder unless Operator fails to commence the cure of such default within such 30-day period or thereafter fails to diligently and in good faith prosecute such cure to completion (with such 30-day period being extended for such period as may be necessary for Operator to cure such default with due diligence, using all commercially reasonable efforts and in good faith); or

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(c)            Insolvency. If Operator shall apply for or consent to the appointment of a receiver, trustee or liquidator of Operator or of all or a substantial part of its assets, file a voluntary petition in bankruptcy, or admit in writing its inability to pay debts as they come due, make a general assignment for the benefit of creditors, file a petition or an answer seeking reorganization or rearrangement with creditors or to take advantage of any insolvency proceeding, or if any order, judgment or decree shall be entered into by any court of competent jurisdiction, on the application of a creditor, adjudicating Operator a bankrupt or insolvent or approving a petition seeking reorganization of Operator or appointing a receiver, trustee or liquidator of Operator or of all or a substantial part of its assets, and such order, judgement or decree shall continue unstayed and in effect for a period of ninety (90) consecutive days; or

(d)            Prohibited Assignment or Transfer. If Operator assigns this Agreement or there is a transfer of any direct or indirect beneficial ownership interests in Operator in violation of Section 19.2 of this Agreement.

(e)            Prohibited Amendment. If Operator amends any Third-Party Agreement or Third-Party License Agreement in violation of Section 4.11(d) of this Agreement.

16.2            Termination for Failure to Meet Performance Standard.

(a)            In addition to Owner’s rights to terminate set forth in Section 16.1, but subject to the further terms and provisions of this Section 16.2, Owner may terminate this Agreement in the event that, for two (2) consecutive Calendar Years which are Performance Test Measurement Years, both of which years occur after the second (2nd) Full Calendar Year after the Commencement Date (i.e., commencing with the third and fourth Full Calendar Years of operation of the Hotel by Operator after the Commencement Date), each of the following occurs with respect to the Hotel: (1) the EBITDA for each such Calendar Year is less than the Minimum Expected Return for each such Calendar Year (the “EBITDA Performance Test”); and (2) the RevPAR Penetration Index for each such Calendar Year is less than eighty-five percent (85%) (the “RevPAR Performance Test”, and together with the EBITDA Performance Test, collectively, the “Performance Tests”). By way of example, if the Commencement Date occurs on August 1, 2025, the first Full Calendar Year of operations of the Hotel by Operator would be 2026 and the first time when this Agreement would be subject to termination by Owner pursuant to this Section 16.2 would be following the close of the 2029 Calendar Year (assuming that the 2027 and 2028 Calendar Years are Performance Test Measurement Years). Owner and Operator acknowledge and agree that in the event that a new Business Plan and Budget for a given Calendar Year has not been agreed upon by the parties and is the subject of dispute resolution in accordance with this Agreement, the latest previously approved Business Plan and Budget as modified in accordance with Section 9.4 shall be used for purposes of this Section 16.2(a).

(b)            Notwithstanding anything to the contrary contained herein, and subject to paragraph (c) below, Operator may (but shall have no obligation to) avoid a termination of the type provided for in this Section 16.2 by paying to Owner, within thirty days of receipt of Owner’s notice to terminate, an amount (the “Remedial Payment”) equal to the difference between (i) the actual EBITDA and, if less, (ii) the Minimum Expected Return for the second of the two Calendar Years of measurement. In the event that Operator makes such Remedial Payment, Owner’s notice of termination shall be deemed withdrawn and Owner shall not have the right to send another notice of termination unless the conditions to Owner’s rights to terminate this Agreement under this Section 16.2 are met for each of the two consecutive Full Calendar Years commencing thereafter.

(c)            Owner shall exercise its right to terminate this Agreement pursuant to this Section 16.2 (if at all) by written notice to Operator given within ninety days after receipt by Owner of the annual financial statement for the second of the two applicable Calendar Years along with the applicable Revenue Data Publication information, and the termination shall be effective thirty days following delivery of such written notice, subject however to Operator’s rights pursuant to Section 16.2(b) above. Failure of Owner to deliver a termination notice to Operator within such 90-day period shall be deemed a waiver by Owner of its right to terminate this Agreement pursuant to this Section 16.2 for such Calendar Years (but such waiver shall not affect Owner’s right to terminate this Agreement following any future Calendar Years including utilization of the second appliable Calendar Year just ended as the first of the two applicable Calendar Years for the next subsequent test period unless Operator has paid to cure the shortfall for such second Calendar Year pursuant to Section 16.2(b), in which case it shall not be counted as a shortfall in any subsequent two year period).

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(d)            Notwithstanding the foregoing or anything herein to the contrary, Owner’s right of termination under this Section 16.2 shall not be exercisable in the event that the applicable level of EBITDA is not achieved as a result of any one or more of the following occurring in one or both of the applicable test years: (1) a Force Majeure event that materially and adversely affects the performance by Operator of its obligations under this Agreement, (2) an Owner Default under Section 17.1, (3) failure of Owner to provide Working Capital or funds to maintain the Hotel in accordance with the Brand Standards or the Budget, (4) a casualty, or (5) a taking by eminent domain. Owner expressly acknowledges that Operator’s failure to achieve the performance standards set forth in this Section 16.2 itself shall not constitute an Event of Default or otherwise result in any liability to Operator or any of its Affiliates.

ARTICLE 17
TERMINATION OF AGREEMENT BY OPERATOR

17.1            Owner Default. If one or more of the following events shall occur they shall be deemed to constitute an “Owner Default” hereunder, and Operator may terminate this Agreement, by 60 days’ (or 30 days’ in the case of a monetary default) prior written notice to Owner specifying the details of such event:

(a)            Monetary. If Owner shall fail to pay when due any sum owed to Operator hereunder within ten days after receipt of written notice from Operator specifying such failure; or

(b)            Non-Monetary. If there is a default by Owner hereunder in the performance of any material term, covenant, undertaking, obligation or condition set forth in this Agreement (other than those referred to in Sections 17.1(a)), and the same is not cured within thirty days after receipt of written notice from Operator specifying such default; provided, that if such default is susceptible to cure and is of a nature that it cannot (with due diligence, using all commercially reasonable efforts and in good faith) be cured within such 30-day period, the same shall not be deemed an Event of Default hereunder unless Owner fails to commence the cure of such default within such 30-day period or thereafter fails to diligently and in good faith prosecute such cure to completion (with such 30-day period being extended for such period as may be necessary for Owner to cure such default with due diligence, using all commercially reasonable efforts and in good faith); or

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(c)            Insolvency. If Owner shall apply for or consent to the appointment of a receiver, trustee or liquidator of Owner or of all or a substantial part of its assets, file a voluntary petition in bankruptcy, or admit in writing its inability to pay debts as they come due, make a general assignment for the benefit of creditors, file a petition or an answer seeking reorganization or rearrangement with creditors or to take advantage of any insolvency proceeding, or if any order, judgment or decree shall be entered into by any court of competent jurisdiction, on the application of a creditor, adjudicating Owner a bankrupt or insolvent or approving a petition seeking reorganization of Owner or appointing a receiver, trustee or liquidator of Owner or of all or a substantial part of its assets, and such order, judgement or decree shall continue unstayed and in effect for a period of ninety consecutive days; or

(d)            Prohibited Transfer. If there is any Transfer in violation of Section 19.3 of this Agreement; or

(e)            Licenses. If without the fault of Operator, any license required for the performance of Owner’s obligations under this Agreement or for the operation of the Hotel (including but not limited to, any restaurant and any liquor license) is not timely issued, or is at any time during the Term suspended, terminated or revoked, unless such non-issuance, suspension, termination or revocation is rectified within thirty (30) days; or

(f)            Encumbrances. If a levy or an attachment is issued against all or any portion of the Hotel resulting from a final judgment against Owner for which all appeal periods have expired and which is not fully covered by insurance.

ARTICLE 18
OPERATOR’S RIGHT UPON TERMINATION

18.1            Operator’s Rights Upon Termination.

(a)            Upon termination of this Agreement for any reason (including, without limitation, any termination pursuant to Section 3.1, Section 8.3(c), Section 14.2, Section 15.1, Section 15.2, Section 16.1, Section 16.2 or Section 17.1), Operator shall be entitled to receive the following sums: (i) reimbursement of all expenses incurred prior to termination with respect to the Hotel to the extent Operator or its Affiliates is permitted to obtain reimbursement from the Hotel or Owner under this Agreement; (ii) payment of all accrued unpaid fees, including without limitation, its Management Fees to which it would be entitled under Article 10 to the date of termination in accordance with calculations under such article through the date of termination; and (iii) payment of any and all other accrued and unpaid sums due to Operator or its Affiliates hereunder. Notwithstanding the foregoing, in the event this Agreement is terminated (1) by Owner for any reason other than Owner’s express right to do so pursuant to Section 14.2, Section 15.1, Section 16.1 or Section 16.2, or (2) by Operator pursuant to its express right to do so pursuant to Section 17.1(d), then, in addition to the amounts set forth in items (i) through (iii) above, Owner shall pay to Operator (x) an amount equal to the Termination Fee on the effective date of such termination, and (y) only in the case of a termination pursuant to clause (2) above, a fee in the amount of Twenty-Thousand and No/100 Dollars ($20,000) as an imputed cost reimbursement for the time and expense incurred by Operator to transition the Hotel to new management. Upon termination of this Agreement, Operator shall render a final accounting within thirty (30) days after the end of the month of termination, regardless of the reason for such termination and all of the foregoing items as set forth in such final accounting shall be due and payable by Owner to Operator within fifteen days (unless the applicable term or provisions provides for a shorter period for payment) after the delivery of same, unless Owner shall dispute a portion of the items claimed to be owed by Operator, in which event Owner shall within said 15-day period pay to Operator any amounts which are not in dispute and provide a detailed list as to the items that Owner is disputing and the reasons therefor.

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(b)            Upon termination of this Agreement, without limiting Owner’s obligations under Section 3.3(iv) and this Section 18.1(b), Owner shall remove, at its sole expense, the Marks from the Hotel (including from all usage at the Hotel in the Primary Name) and from all items (including, by way of example and not by limitation, the Building, all Facilities, FF&E, advertising and marketing materials and Consumable Supplies) used at, in connection with or in reference to the Hotel. In the event that Owner has not removed the foregoing items (or, as to building signs, covered), within seven (7) days after the effective date of the termination of this Agreement, then Operator shall have the right to remove from the Hotel any and all signs and other items which display or include the Marks, at Owner’s sole expense. In the event of any breach of the covenants by Owner contained in this Section 18.1(b), Operator shall be entitled to relief by injunction, and to all other available legal rights or remedies, and this provision shall survive the expiration or sooner termination of the Agreement.

(c)            Operator shall peacefully vacate and surrender the Hotel to Owner on the effective date of such termination.

(d)            Operator shall assign and transfer to Owner (or to Owner’s designee), to the extent assignable without premium or penalty (unless such premium or penalty shall be paid by Owner):

(i)            all books and records of the Hotel in accordance with Section 18.1(e), excluding in either case that which (1) constitutes Operator’s proprietary information, or (2) are expressly the property of Operator under this Agreement and (to the extent required to be maintained by Operator under Applicable Law or Operator’s retention policies) employee records; and

(ii)            all of Operator’s right, title and interest in and to all liquor, restaurant and any other licenses and permits, if any, held by Operator in connection with the operation of the Hotel; but only to the extent such assignment or transfer is permitted by Applicable Law, and such licenses and permits are exclusive to the Hotel (and not part of any larger license or permit used or obtained by Operator); and

(iii)            all of Operator’s right, title and interest (if any) in and to any and all contracts (including, without limitation, collective bargaining agreements and pension plans, if any, leases, licenses or concession agreements and maintenance and service contracts) in effect with respect to the Hotel as of the date of the termination of this Agreement, but only to the extent that such assignment or transfer is permitted by applicable law, and same are exclusive to the Hotel and not proprietary to Operator or any Affiliate.

(e)            Operator shall cooperate in a good faith and professional manner in the transition of management for up to sixty days thereafter so long as any costs incurred by Operator in connection therewith shall be reimbursed to Operator promptly upon request therefor.

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(f)            Subject to Applicable Laws and notwithstanding anything to the contrary in this Agreement, Operator shall provide Owner with copies of such Guest Records relating to existing guests and guests with pending reservations (in electronic format useable by Owner) as is reasonably necessary for Owner to provide services to such guests and to honor such pending reservations. Owner shall use the Guest Records in compliance with Applicable Laws and Operator’s corporate privacy and data use policies that are disclosed to Owner prior to delivery of such Guest Records. In addition, upon the expiration or termination of this Agreement, all of the books and records of the Hotel (which are the property of Owner), including, without limitation, all group sales files and contracts and booking agreements with respect to the Term, shall be turned over forthwith to Owner so as to ensure the orderly continuance of the operation of the Hotel, but all of such information shall be retained by Owner and made available to Operator at the Hotel, at all reasonable times, for inspection, audit, examination and copying (at Owner’s expense) for at least three years subsequent to the date of such expiration or termination.

18.2            Post-Termination Liability. Upon termination for any reason, regardless of whether or not any prospective purchaser, lessee or operator shall agree in writing to be responsible to provide and/or to provide any of the services contracted for in connection with the business booked for the Hotel to and including the date of termination, including any and all business so booked as to which facilities or services are to be furnished subsequent to the date of termination, provided same were contracted for in accordance with Operator’s rights or obligations hereunder, Owner shall be responsible and hereby undertakes to perform (or cause to be performed) and provide same, and Owner hereby agrees to indemnify and hold harmless Operator from and against all liability, loss, damage, cost or expense (including, without limitation, reasonable attorney’s fees and disbursements) arising from Owner’s failure to perform and provide the same. Unless otherwise specifically provided in this Agreement, the termination of this Agreement shall not affect (a) the rights of either party with respect to liability or claims accrued, or arising out of events occurring prior to the date of the termination, or (b) specific rights which the Agreement provides shall survive termination.

18.3            WARN Act. Owner acknowledges that Operator or its Affiliate may have an obligation under federal, state, or local law to give advance notice to Hotel personnel of any termination of their employment in connection with a termination of this Agreement, and that failure to comply with any such notification obligation could give rise to civil liabilities. Therefore, notwithstanding anything to the contrary contained in this Agreement, Owner shall indemnify, hold harmless and defend Operator and its Affiliates from and against any such liabilities based on Owner’s actions (including terminating this Agreement) which give rise to such a notification obligation on the part of Operator or any of its Affiliates, unless either (x) Operator (or its Affiliate) is given adequate opportunity to comply with such obligation and is not prevented from providing such notice or (y) Owner causes an Affiliate or its new manager to offer employment to a sufficient number of Hotel personnel on sufficient terms such that the prior notification requirements of such Applicable Law would not apply to the termination of this Agreement.

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ARTICLE 19
ASSIGNMENT OF AGREEMENT

19.1            Binding on Successors and Assigns. Except as otherwise expressly provided herein, the terms, covenants and conditions under this Agreement required to be performed and observed by Operator or Owner shall be binding upon Operator or Owner, as the case may be, and their respective successors and assigns and shall inure to the benefit of Owner or Operator, as the case may be, and their respective permitted successors and assigns.

19.2            Operator’s Right of Assignment.

(a)            Notwithstanding the foregoing or anything to the contrary herein, Operator shall have the right, without the consent of Owner, but provided that, as of the effective date of such assignment, Operator is not then in default with respect to any material term of this Agreement (or any other agreement with Owner or any of its Affiliates relating to the Hotel) past all applicable notice and cure periods, to assign this Agreement and Operator’s rights and obligations hereunder (in whole and not in part) to: (i) any successor or assignee of Operator Parent which may result from any merger, sale of all or substantially all of the ownership interests in Operator Parent (whether pursuant to a public offering, public markets transaction or private sale), consolidation, recapitalization or reorganization, or (ii) any assignee which shall acquire all, or substantially all, of the hotel business and assets of Operator Parent and shall expressly assume its obligations with reference thereto, provided, that, in each case, the assignee or transferee continues to manage or operate hotels consistent with the Brand Standards and has the right to use, in connection with the operation of the Hotel, the Mark, in substantially the same manner as it was operated prior to such transfer or assignment.

(b)            Operator may also assign this Agreement, without the consent of Owner but provided that, as of the effective date of such assignment, Operator is not then in default with respect to any material term of this Agreement (or any other agreement with Owner or any of its Affiliates relating to the Hotel) past all applicable notice and cure periods, to any Affiliate of Operator Parent, provided that such Affiliate (1) has (or is controlled by a Person that has) the skill, experience, professional resources and financial ability to perform under this Agreement and can provide the same operating, management and financial reporting functions of Operator under this Agreement, consistent with the Brand Standards, and (2) has the right (or shall be granted the right in connection with such assignment) to use the Mark. Upon request by Owner, Operator Parent shall re-affirm its Joinder to this Agreement in connection with any such assignment under this Section 19.2(b).

(c)            Except as provided above, Operator may not assign its rights and obligations hereunder and the direct and indirect owners of the beneficial interests in Operator may not transfer such interests in Operator, in each case without the written approval of Owner (which approval may be granted or withheld in Owner’s sole discretion).

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19.3            Owner’s Right of Assignment.

(a)            Owner shall not, except as hereinafter provided in this Section 19.3, assign this Agreement or any interest herein to any Person or permit a Transfer of the Hotel or a Transfer with respect to Owner.

(b)            Notwithstanding the foregoing or anything to the contrary herein, Owner shall have the right, without the consent of Operator, to assign this Agreement and Owner’s rights and obligations hereunder (in whole but not in part) and permit a Transfer with respect to Owner (1) to an Affiliate of Owner in conjunction with a Transfer of the Hotel to such Affiliate, (2) as a result of any merger, sale of all or substantially all of ownership interests in Owner’s business and assets, consolidation, recapitalization or reorganization, or (3) in conjunction with a Transfer of the Hotel (or a Controlling Interest in Owner) to an assignee or transferee other than an Affiliate, provided, that, in each case, the terms and conditions of Section 19.3(c) are satisfied, and further provided, that, Owner shall provide Operator notice of the occurrence of any such transaction within ten days prior to such transaction (which notice may be rescinded by Owner if the applicable transaction does not close), together with copies of the assignment documents, an updated organizational chart, and any other information reasonably requested by Operator.

(c)            Owner shall give Operator not less than twenty (20) days’ advance written notice of any proposed assignment of this Agreement or Transfer (except as otherwise provided in Section 19.3(b) above), which notice shall identify in reasonable detail the direct and indirect owners of the proposed assignee, transferee or purchaser and shall be accompanied by the latest available audited, or if not available unaudited, financial statements of the proposed assignee, transferee or purchaser and its direct or indirect beneficial owners, and such assignment or Transfer, as applicable, shall be conditioned upon the following: (x) such assignee/transferee shall have submitted to Operator Parent a franchise application for the Hotel that is approved by Operator Parent in Operator Parent’s sole discretion and consistent with Operator Parent’s then-current standards and such assignee/transferee and Operator Parent shall have entered into a franchise agreement on Operator Parent’s then-current form (in which event, this Agreement shall terminate and no Termination Fee or other termination fee shall be due in connection therewith) or (y)(1) such assignee/transferee shall have assumed and agreed in writing as of the effective date of such assignment to be bound by all of the terms of this Agreement (except in the case of a transfer of direct or indirect beneficial ownership of Owner) or (2) such assignee/transferee shall have entered into a new hotel management agreement in form and substance comparable in all material respects to this Agreement and acceptable to Operator (in which event, this Agreement shall terminate and no Termination Fee or other termination fee shall be due in connection therewith), and (z) such assignee or transferee shall satisfy the following conditions (as reasonably determined by Operator):

(i)            has or will have, after the assignment or Transfer, and taking into account its ownership of the Hotel, sufficient financial resources and liquidity to meet the ongoing financial obligations of the Hotel and to maintain the Hotel in accordance with the Brand Standards;

(ii)            is not a Person engaged, directly or indirectly through an Affiliate, primarily in the business of operating (as opposed to owning), licensing (as licensor), franchising (as franchisor), or managing a hotel brand or lodging system of hotels (as distinct from ownership of one or more individual hotels) (a “Competitor”); provided, however, that any institutional investor in hotels, in hotel brands or in lodging systems, such as pension plans, insurance companies, investment banking firms, private equity funds, real estate investment trusts, hedge funds or similar institutions (and their respective Affiliates) shall not be considered to be a Competitor so long as such investor is not actively or regularly involved in the day-to-day business operations of a hotel brand or lodging system of hotels, and such investor establishes appropriate confidentiality measures and maintains reasonable controls within its organization so as to prevent the receipt of any trade secrets, or confidential or proprietary information, of Operator or its Affiliates by any Person and to prevent those individuals actively involved in the operations, management, marketing and strategic planning of the other hotel brand or lodging system of hotels from obtaining any trade secrets, or confidential or proprietary materials, concerning Operator or any of its Affiliates; and

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(iii)            is not an Unsuitable Person.

provided, however, that notwithstanding the foregoing, Owner shall not be permitted to effect an assignment or Transfer of this Agreement or other disposition if Owner is then in default past all applicable notice and cure periods under this Agreement or any other agreement with Operator or any of its Affiliates relating to the Hotel.

19.4            No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, shall confer upon any Person, other than the parties hereto, their authorized successors and assigns, any rights or remedies under or by reason of this Agreement.

19.5            Continuing Liability. Upon an assignment of this Agreement permitted under this Article 19, the assignor shall be relieved of all obligations and liabilities under this Agreement for the period from and after the effective date of such assignment. All references to “Owner” and “Operator” throughout this Agreement shall include and apply to their respective successors and assigns; provided, however, that no assignment of this Agreement shall relieve the assignor of its obligations and liabilities under this Agreement for the period prior to the effective date of such assignment.

ARTICLE 20
SALE OF HOTEL

20.1            Sale of Hotel. Notwithstanding anything to the contrary herein, Owner shall have the right, in its sole discretion, to terminate this Agreement in connection with a Transfer of the Hotel or a Transfer of a Controlling Interest in Owner provided that Owner shall pay to Operator an amount equal to the Termination Fee on the effective date of such termination.

ARTICLE 21
INDEMNITIES

21.1            Indemnities.

(a)            Subject to Section 22.8 and the second sentence of Section 11.5, Owner shall indemnify and save harmless Operator and its Affiliates, and their respective members, managers, partners, trustees, beneficiaries, directors, officers, employees and agents, and the successors and assigns of each of the foregoing, from all liability, loss, damage, cost or expense (including, without limitation, reasonable attorneys’ fees and disbursements) in connection with any claim arising from or relating to the development, environmental condition, construction, management, ownership, possession, operation or maintenance of the Hotel, except for those liabilities as to which Operator is indemnifying Owner pursuant to Section 21.1(b). In no event, however, shall this provision be deemed to create a third-party beneficiary relationship between Owner and any third party or give rise to any claim for consequential, punitive, or special damages on the part of Operator (as opposed to such damages claimed by a third party). In case of any action, suit or proceeding brought against Operator relating to the Hotel that is covered by the indemnity under this Section 21.1(a), Operator will notify Owner of such action, suit or proceeding and Owner may and, upon Operator’s request, shall, at Owner’s sole cost and expense, defend such action, suit or proceeding, or cause the same to be defended by counsel designated by Owner and approved by Operator (such approval not to be withheld or delayed unreasonably).

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(b)            Subject to Section 22.8, Operator shall indemnify and save harmless Owner and its Affiliates, and their respective members, managers, partners trustees, beneficiaries, directors, officers, employees and agents, and the successors and assigns of each of the foregoing, from all liability, loss, damage, cost or expense (including, without limitation, reasonable attorneys’ fees and disbursements) in connection with any third-party claim to the extent arising from (x) the Gross Negligence or Willful Misconduct of Operator in connection with the performance of its obligations hereunder or (y) the alleged breach of a third party’s rights resulting from the Hotel’s use of the Marks or the Network Marks. In no event, however, shall this provision be deemed to create a third-party beneficiary relationship between Operator and any third party or give rise to any claim for consequential, punitive, or special damages on the part of Owner (as opposed to such damages claimed by a third party). In case of any action, suit or proceeding brought against Owner that is covered by the indemnity under this Section 21.1(b), Owner will notify Operator of such action, suit or proceeding and Operator may and, upon Owner’s request, shall, at Operator’s sole cost and expense, defend such action, suit or proceeding, or cause the same to be defended by counsel designated by Operator and approved by Owner (such approval not to be withheld or delayed unreasonably).

(c)            In the event of a dispute between Owner and Operator as to whether conduct constitutes Gross Negligence or Willful Misconduct of Operator, such dispute will be resolved by arbitration pursuant to Section 22.2 after claims asserted by the third party raising the disputed conduct are resolved by settlement or final judgment. In the interim, Owner will defend such claim at Owner’s expense (even if Operator or its Affiliates are named as defendants therein), and the expenses so incurred, including any expense incurred to settle the case or satisfy a judgment, will constitute an Operating Expense of the Hotel. Within one hundred twenty days of the settlement of such claim or the entry of final judgment from which all rights of appeal have been exhausted or have expired, Owner may commence an arbitration proceeding pursuant to Section 22.2 to determine whether the claim arises from the Gross Negligence or Willful Misconduct of Operator, and the decision of the arbitrator will determine Owner’s right to reimbursement of any expenses incurred in defending and resolving such claim.

(d)            This Article 21 shall survive the expiration or termination of this Agreement.

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ARTICLE 22
MISCELLANEOUS

22.1            Notices. All notices required to be given under this Agreement shall be in writing and shall be sent by hand, by email, by certified or registered mail, return receipt requested, postage prepaid, or by overnight courier, as follows:

If to Owner:	[_________________]

[_________________]

[_________________]

[_________________]

Attention: [_________________]

with a copy to:	Goulston & Storrs PC
One Post Office Square
Boston, Massachusetts 02109
Attention: Cecilia Gordon, Esq.
Email:	CGordon@goulstonstorrs.com

If to Operator:	[Sonesta Management Entity
c/o Sonesta International Hotels Corporation
400 Centre Street Newton, Massachusetts 02458 Attention: CEO and General Counsel (under separate cover)]

and to:	Hunton Andrews Kurth LLP
200 Park Avenue
New York, New York 10166
Attention: Laurie Grasso, Esq.
E-Mail: LGrasso@hunton.com

or to such other person or place as may be designated by notice of one party to the other, and all notices shall be deemed effective when received (or upon refusal to accept delivery or rejection of delivery), provided that if a notice is received (or refused or rejected) on a day that is not a Business Day or, on a Business Day outside the hours of 9:00 a.m. and 5:00 p.m. (recipient’s time), the notice shall be deemed received (or refused or rejected, as applicable) on the next succeeding Business Day. Unless otherwise notified in writing, each party shall direct all sums payable to the other party at its address for notice purposes. The attorney for any party may give notices under this Agreement on behalf of such party.

22.2            Governing Law; Consent to Jurisdiction; Arbitration.

(a)            Except to the extent governed by the Federal Arbitration Act, the United States Trademark Act of 1946 (Lanham Act, 15 U.S.C. Sections 1051 et seq.), or other United States federal law, this Agreement or any related agreements and all claims arising from the relationship between Operator (or any of its Affiliates, and Operator and its Affiliates’ respective owners, officers, directors, agents, representatives, and employees) with respect to this Agreement or the Hotel and Owner (and its owners, guarantors, affiliates, and employees), whether couched in tort or contract, will be governed by the laws of the Commonwealth of Massachusetts, without regard to its conflict of laws rules.

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(b)            If any of the provisions of this Agreement which relate to restrictions on Owner and its owners’ competitive activities are found unenforceable under Massachusetts law, the enforceability of those provisions will be governed by the laws of the [Insert state where the Hotel is located].

(c)            Subject to the obligation to arbitrate under Section 22.2(d) below, Owner (and its owners) hereby agree that all actions arising under this Agreement or any related agreements, or otherwise as a result of the relationship between Owner (and its owners, guarantors, affiliates, and employees) and Operator (or any of its Affiliates, and Operator and its Affiliates’ respective owners, officers, directors, agents, representatives, and employees) with respect to this Agreement or the Hotel must be commenced in any federal or state court in Suffolk County, Commonwealth of Massachusetts unless otherwise mutually agreed in writing by the parties hereto. Each party submits to the exclusive jurisdiction of the federal and state courts in Suffolk County, Commonwealth of Massachusetts.

(d)            Except for those matters set forth in Section 22.2(k) below, the parties agree that all controversies, disputes, or claims between Operator, any of its Affiliates and their respective owners, officers, directors, agents, representatives, and employees, on the one hand, and Owner (and its owners, guarantors, affiliates, and employees), on the other hand, arising out of or related to:

(i)            this Agreement or any other agreement between Owner (or its owners) and Operator (or its Affiliates) relating to the Hotel;

(ii)            the relationship of the parties;

(iii)           the scope or validity of this Agreement or any other agreement between Owner (or its owners) and Operator (or its Affiliates) relating to the Hotel or any provision of any of such agreements (including the validity and scope of the arbitration obligation under this Section 22.2(b), which the parties hereby acknowledge is to be determined by an arbitrator, not a court); or

(iv)           any Brand Standard,

must be submitted for binding arbitration, on demand of either party, to the American Arbitration Association (“AAA”) or Judicial Arbitration and Mediation Services (“JAMS”).

(e)            The arbitration proceedings will be conducted by one arbitrator and, except as this Section otherwise provides, according to the AAA’s then-current Commercial Arbitration Rules or JAMS’ then-current Comprehensive Arbitration Rules and Procedures. All proceedings will be conducted at a suitable location chosen by the arbitrator that is in Boston, MA. All matters relating to arbitration will be governed by the Federal Arbitration Act (9 U.S.C. §§ 1 et seq.). The interim and final awards of the arbitrator shall be final and binding upon each party, and judgment upon the arbitrator’s awards may be entered in any court of competent jurisdiction.

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(f)            The arbitrator has the right to award or include in his or her awards any relief which he or she deems proper, including, without limitation, money damages, pre- and post-award interest, interim costs and attorneys’ fees and specific performance (but excluding injunctive relief), provided that the arbitrator may not declare any of the Marks or Network Marks generic or otherwise invalid, or award any punitive, consequential, indirect or exemplary damages against any party to the arbitration proceeding (Operator and Owner hereby waiving to the fullest extent permitted by law, any such right to or claim for any punitive, consequential, indirect or exemplary damages against any party to the arbitration proceedings). Further, at the conclusion of arbitration, the arbitrator may determine to award to the prevailing party its attorneys’ fees and costs.

(g)           Operator and Owner hereby agree to be bound by the provisions of any applicable contractual or statutory limitations provision, whichever expires earlier. Operator and Owner hereby further agree that, in any arbitration proceeding, each party must submit or file any claim which would constitute a compulsory counterclaim (as defined by Rule 13 of the Federal Rules of Civil Procedure) within the same proceeding. Any claim which is not submitted or filed as required will be forever barred. The arbitrator may not consider any settlement discussions or offers that might have been made by either party.

(h)            Operator and Owner hereby agree that arbitration will be conducted on an individual basis and that an arbitration proceeding between Operator and any of its Affiliates, or Operator’s or its Affiliates’ respective shareholders, owners, officers, directors, agents, representatives and employees, on the one hand, and Owner (or its owners, guarantors, affiliates, and employees), on the other hand, relating to the Hotel, may not be: (i) conducted on a class-wide basis; (ii) commenced, conducted or consolidated with any other arbitration proceeding involving another property; (iii) joined with any separate claim of an unaffiliated third-party; or (iv) brought on Owner’s behalf by any association or agent. Notwithstanding the foregoing, if any court or arbitrator determines that all or any part of the preceding sentence is unenforceable with respect to a dispute, controversy or claim that otherwise would be subject to arbitration under this Section, then all parties agree that this arbitration clause shall not apply to that dispute, controversy or claim and that such dispute, controversy or claim shall be resolved in a judicial proceeding in accordance with the dispute resolution provisions of this Agreement.

(i)            Operator and Owner hereby agree that, in any arbitration arising as described in this Section, the arbitrator shall have full authority to manage any necessary exchange of information among the parties with a view to achieving an efficient and economical resolution of the dispute.

(j)            The provisions of this Section are intended to benefit and bind certain third-party non-signatories and will continue in full force and effect subsequent to and notwithstanding the expiration or termination of the Agreement.

(k)            Notwithstanding anything to the contrary contained in this Section 22.2, the parties shall have the right to commence litigation or other legal proceedings in the courts designated in Section 22.2(c) with respect to any claims solely relating to (i) the preservation or protection of Operator’s Materials, the Marks, the Network Marks and other proprietary information of Operator, and (ii) the enforcement of this Section 22.2 and any decision of the arbitrator and (iii) emergency or injunctive relief.

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(l)            Except as otherwise prohibited or limited by Applicable Law, any failure, neglect or delay of a party to assert any breach or violation of any legal or equitable right arising from or in connection with this Agreement shall constitute a waiver of such right and shall preclude the exercise or enforcement of any legal or equitable remedy arising from such breach or violation, unless written notice specifying such breach or violation is provided to the other party within 24 months after the later of: (i) the date of such breach or violation; or (ii) the date of discovery of the facts (or the date the facts could have been discovered, using commercially reasonable diligence) giving rise to such breach or violation. Such written notice shall not toll any applicable statute of limitations.

22.3            Captions. The captions and headings throughout this Agreement and its table of contents are for convenience and reference only, and they shall in no way be held or deemed to define, modify or add to the meaning, scope or intent of any provision of this Agreement.

22.4            Consents. Except as otherwise expressly provided herein, whenever in this Agreement the consent, determination, decision or approval of Owner or Operator is required, such consent, determination, decision or approval shall be in the sole discretion of such party and shall be in writing, signed by a duly authorized officer or agent of the party granting such consent or giving such approval. Whenever in this Agreement consent or approval is required, upon the recipient’s failure to respond within ten (10) Business Days (unless different time periods are specified herein) of the receipt of the written request for such consent or approval, the requesting party shall send a second notice, with bold captioning stating that failure to respond shall be deemed approval, and upon five (5) calendar days after receipt, if no response is received by the requesting party, then the recipient shall be conclusively deemed to have consented or approved, as applicable.

22.5            Operator as Agent. Nothing herein contained shall constitute or be construed to be or create a co-partnership, joint venture, trustee, fiduciary or landlord/tenant relationship between Owner and Operator with respect to the management of the Hotel as provided for in this Agreement. THE RELATIONSHIP BETWEEN THE PARTIES HERETO SHALL BE THAT OF PRINCIPAL, IN THE CASE OF OWNER, AND AGENT, IN THE CASE OF OPERATOR; PROVIDED THAT (I) THE PARTIES SHALL NOT BE SUBJECT TO ANY EXPRESS OR IMPLIED FIDICUIARY DUTIES AND (ii) IT BE UNDERSTOOD THAT OPERATOR SHALL BE AN ELIGIBLE INDEPENDENT CONTRACTOR AS CONTEMPLATED BY SECTION 856(D)(8)(B) OF THE CODE.

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This Agreement shall be interpreted in accordance with general principles of contract interpretation without regard to the common law principles of agency. It is the intent and desire of the Parties that any liability between them shall be based solely on principles of contract law and the express provisions of this Agreement, aND THAT THE TERMS OF THIS AGREEMENT, AND THE DUTIES AND OBLIGATIONS SET FORTH HEREIN, ARE INTENDED TO SATISFY ALL FIDUCIARY DUTIES THAT MAY EXIST AS A RESULT OF THE RELATIONSHIP BETWEEN THE PARTIES, INCLUDING ALL DUTIES OF LOYALTY, GOOD FAITH, FAIR DEALING AND FULL DISCLOSURE, AND ANY OTHER DUTY DEEMED TO EXIST UNDER THE COMMON LAW PRINCIPLES OF AGENCY OR OTHERWISE, EXCEPT THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED A WAIVER OF THE CONTRACTUAL COVENANT OF GOOD FAITH AND FAIR DEALING. TO THE EXTENT ANY FIDUCIARY DUTIES ARE INCONSISTENT WITH, OR WOULD HAVE THE EFFECT OF MODIFYING, LIMITING OR RESTRICTING, THE EXPRESS PROVISIONS OF THIS AGREEMENT, THE TERMS OF THIS AGREEMENT SHALL PREVAIL. FURTHERMORE, OWNER WAIVES UNCONDITIONALLY AND IRREVOCABLY ANY EXPRESS OR IMPLIED FIDUCIARY OR OTHER DUTIES WHICH OPERATOR MAY OWE TO OWNER NOW, OR WHICH MAY ARISE IN THE FUTURE, IN CONNECTION WITH THIS AGREEMENT. OWNER ACKNOWLEDGES AND AGREES THAT ITS CONSENT TO THE TRANSACTIONS AND CONDUCT BY OPERATOR DESCRIBED IN THIS AGREEMENT AND ITS WAIVER OF ANY FIDUCIARY OR OTHER COMMON LAW RIGHTS OTHERWISE OWED BY OPERATOR: (I) HAS BEEN OBTAINED BY OPERATOR IN GOOD FAITH; (II) IS MADE KNOWINGLY BY OWNER BASED ON ITS ADEQUATE INFORMED JUDGMENT AS A SOPHISTICATED PARTY AFTER SEEKING THE ADVICE OF COMPETENT AND INFORMED COUNSEL; AND (III) ARISES FROM OWNER’S KNOWLEDGE AND UNDERSTANDING OF THE SPECIFIC TRANSACTIONS AND ACTIONS OR INACTIONS OF OPERATORS THAT ARE NORMAL, CUSTOMARY AND REASONABLY EXPECTED IN THE HOTEL INDUSTRY GENERALLY FOR THE SEGMENT OF THE HOTEL INDUSTRY IN WHICH THE HOTEL IS CLASSIFIED.

THE PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE AND RELEASE ANY RIGHT, POWER OR PRIVILEGE EITHER MAY HAVE TO CLAIM OR RECEIVE FROM THE OTHER PARTY IN ANY PROCEEDING (INCLUDING ARBITRATION) ANY PUNITIVE, EXEMPLARY, STATUTORY OR TREBLE DAMAGES OR ANY INCIDENTAL OR CONSEQUENTIAL, Punitive, or special DAMAGES (OTHER THAN OPERATOR’S STATUTORY RIGHTS AND REMEDIES RELATING TO TRADEMARKS, COPYRIGHTS, TRADE SECRETS AND OTHER INTELLECTUAL PROPERTY).

Owner Initials	Operator Initials

22.6            No Waiver. No assent, expressed or implied, by Owner or Operator to any breach of or default in any term, covenant or condition which this Agreement requires to be performed or observed by the other party shall constitute a waiver of or assent to any succeeding breach of or default in the same or any other term, covenant or condition hereof.

22.7            Severability. In the event that any one or more of the phrases, sentences, clauses or paragraphs contained in this Agreement shall be declared invalid by a final or unappealable order, decree or judgment of any court or arbitrator, this Agreement shall be construed as if it did not contain such phrases, sentences, clauses or paragraphs.

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22.8            No Recourse.

(a)            Operator shall look solely and only to Owner’s interest in the Hotel and, after receipt by Owner, the net insurance proceeds, net condemnation or other taking awards, net sale or refinancing proceeds and/or net revenues thereof, for the payment, performance and observance of any amount, obligation or provision on Owner’s part to be paid, performed or observed to, or for the benefit of, Operator under this Agreement. Neither any partner, member, manager, director, officer or shareholder in Owner nor any disclosed or undisclosed principal for whom Owner may be acting (“shareholder or principal”), nor any of the respective heirs, administrators, executors, personal representatives, successors or assigns of any of the partners, members, managers, directors, officers, shareholders or principals of Owner, shall have any personal liability or other personal obligation for a deficiency for or with respect to any payment, performance or observance of any amount, obligation, liability or provision on Owner’s part to be paid, performed or observed under this Agreement or any of the representations, warranties, covenants, indemnifications or other undertakings of Owner hereunder and, except as otherwise provided herein, Operator agrees not to seek or obtain a money or other judgment against any partner, member, manager, director, officer or shareholder of Owner or against any disclosed or undisclosed principal for whom Owner may be acting or against any of their respective heirs, administrators, executors, personal representatives, successors or assigns; provided, however, nothing herein contained shall be construed to impair the rights or remedies of Operator to proceed against Owner’s interest in the Hotel, or the net insurance proceeds, net compulsory purchase or other taking awards, sale or refinancing proceeds, and/or net revenues thereof, in the event of an Owner’s Default on Owner’s part hereunder to the extent permitted above; and provided, further, that the foregoing provisions of this Section shall not constitute a waiver by Operator of any obligation of Owner in this Agreement.

(b)            [Except pursuant to the Joinder and] subject to Sections 21.1(b) and 22.5, (i) no Affiliate, shareholder, director, partner, officer, employee, principal or member of Operator or any of its Affiliates shall have liability to Owner (whether in contract or tort or otherwise) in connection with the operation of the Hotel or the performance of Operator’s obligations hereunder and (ii) Owner’s sole rights for a breach of this Agreement by Operator shall be to terminate this Agreement in accordance with the provisions hereof and/or to seek compensation for damages from Operator; provided that the foregoing provisions of this Section shall not constitute a waiver by Owner of any obligation of Operator in this Agreement. Operator’s aggregate liability for payment and satisfaction of any monetary claims, damages, costs or expenses arising from or related to Operator’s indemnification obligations under Section 21.1(b) (collectively, “Operator Liabilities”) shall be limited to (a) a maximum aggregate amount over the Term equal to the Average Annual Fee multiplied by two (2), calculated as of the occurrence of such breach, default, performance or failure to perform, plus (b) reasonable attorneys’ fees to the extent the same may be awarded under this Agreement (collectively, the “Operator Liability Cap”). Notwithstanding the foregoing, this Section 22.8(b) shall not limit non-monetary equitable remedies and relief or the return of overpaid fees. This Section 22.8(b) shall survive any termination or expiration of this Agreement.

22.9            Entire Agreement. This Agreement [and the Joinder attached hereto] constitutes the entire agreement between the parties hereto relating to the subject matter hereof, superseding all prior agreements or undertakings, oral or written. Owner has not relied on any projection of earnings, statements as to the possibility of future success or other forecasts which may have been prepared by Operator, and understands that no representations, warranties or guaranties are, have been or will be made or implied by Operator as to the future financial success of the Hotel.

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22.10            Supplemental Agreements. Owner and Operator shall execute and deliver all other appropriate supplemental agreements and other instruments, and take any other action necessary to make this Agreement fully and legally effective, binding and enforceable as between them and as against third parties, including Owner’s filing in appropriate governmental offices pursuant to any statute, ordinance, rule or regulation requiring such filing by Persons doing business in a name other than their own, of a certificate or other document indicating that Owner is engaging in the hotel business at the Hotel under the name of the Hotel. Failure to execute such supplemental agreements shall not affect the validity of this Agreement and this Agreement shall continue to be a valid and binding obligation of the parties hereto irrespective thereof.

22.11            Estoppel Certificates. Operator and Owner each agree, at any time and from time to time, upon not less than fifteen (15) Business Days’ prior notice by the other party hereto, to provide a statement in writing certifying that this Agreement is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified and stating the modifications), and stating whether or not to the knowledge of the signer of such certificate, there exists any default in the performance of any obligation contained in this Agreement, and if so, specifying each such default of which the signer may have knowledge, it being intended that any such statement delivered pursuant hereto may be relied upon by Operator, Owner, any proposed assignee or transferee of Owner or Operator, or the Holder of any Security Agreement or any prospective mortgagee in respect of any mortgage placed, or about to be placed, on the Hotel, as the case may be.

22.12            Operator Not a Trustee. Operator’s undertaking to deposit into and hold all monies in the Operating Account or Accounts herein is intended solely to make apparent the ownership interest of Owner in the funds in the Operating Account or Accounts from time to time, and Operator shall not be held accountable as a “trustee” or fiduciary, in accordance with Applicable Laws, relative to the Operating Account or Accounts and the funds therein from time to time, except to the extent that Applicable Laws impose a mandatory fiduciary duty with respect thereto.

22.13            No Oral Modification. This Agreement may not be modified, amended, surrendered or changed, except by a written instrument signed by the parties hereto.

22.14            Force Majeure. Notwithstanding anything to the contrary contained in this Agreement, in the event that Operator or Owner shall be delayed or hindered in or prevented from the performance of any act required under this Agreement (other than the payment of any monetary obligation) by reason of Force Majeure, then the performance of such act shall be excused for the period of delay, and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay. A Force Majeure delay shall be deemed to exist only if Owner or Operator, as the case may be, notifies the other party of such delay in writing with reasonable promptness (but not later than 10 days after the occurrence of such event), together with an explanation of the nature or cause of the delay; provided, however, that any delay in so notifying the other party of any event of Force Majeure shall not negate such event of Force Majeure but shall shorten the period thereof to the extent that such other party was prejudiced by the delay in giving such notice.

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22.15            Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute but one and the same instrument. Execution and delivery of this Agreement via electronic means (e.g., DocuSign or other similar e-signature program, .pdf, etc.) shall be valid for all purposes hereunder.

22.16            Emergencies. Operator shall inform Owner of any and all emergencies as soon as practicable. Subject to the other terms of this Agreement, Operator shall use its reasonable efforts to notify Owner prior to taking any action in response to an emergency.

22.17            Litigation. Operator shall institute any necessary or desirable legal actions or proceedings to collect charges or other income of the Hotel or to evict or dispossess non-paying or legally undesirable persons in possession, or cancel or terminate or sue for damages under any agreement relating to the operation of the Hotel other than this Agreement, provided, that, notwithstanding anything to the contrary contained in this Agreement, Operator shall not institute any such action or proceeding without the prior written consent of Owner, not to be withheld or delayed unreasonably. Operator shall only use counsel approved by Owner (such approval not to be withheld or delayed unreasonably) and shall supply Owner with a copy of all pleadings and other pertinent papers relating to such litigation as they become available to Operator. Owner shall be kept informed of the progress of all such litigation and shall have the right to take control of the litigation.

22.18            Licenses and Permits. Subject to the requirement that in any case all licenses will be held in accordance with the provisions of Applicable Laws, Operator will seek, on behalf of and in the name of Owner (unless the law requires that a particular license be in the name of Operator, in which case Operator will give notice to Owner and will assign such license to any subsequent operator at the designation of Owner as may be allowed by law to the extent required by Section 18.1(d)), the necessary licenses and permits as may be required for the conduct and operation at the Hotel of the business herein contemplated. Owner agrees to cooperate fully with Operator in applications for such licenses and permits and to apply for the same directly if required by Applicable Laws.

22.19            Holder.

(a)            Owner shall ensure that this Agreement shall remain in effect throughout the Term, free from interference by any Holder. In furtherance of such obligation, Owner shall obtain for the benefit of Operator (and Operator, at Owner’s request, shall enter into) a subordination and non-disturbance agreement from each such Holder on terms reasonably acceptable to Operator, which subordination and non-disturbance agreement (each an “SNDA”) shall provide, among other things, that (i) Operator shall have the right to use any and all funds in the Operating Accounts in accordance with this Agreement and the Cash Management Policies, (ii) such Holder shall not transfer the Hotel to an Unsuitable Person and (iii) this Agreement shall stay in effect following the appointment of a receiver, any foreclosure, deed-in-lieu of foreclosure or other transfer by or on behalf of such Holder.

(b)            Without limiting the foregoing obligation, Owner shall provide to Operator a true and complete copy of all Security Agreements, agreements with a Holder related to cash management and other financing documents within thirty days of the execution of such documents, as well as the address where notices may be served upon the Lender.

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(c)            [Intentionally Omitted].

(d)            The Security Instrument shall not grant a security interest of any type in the Operating Accounts or any sub-account thereof unless the Lender expressly recognizes in writing the rights of Operator to use all funds in such accounts for the purposes permitted by this Agreement, in which event Operator will, upon reasonable request of Owner, assist the Lender in establishing or perfecting such security interest.

(e)            If title to or possession of the Hotel is transferred by judicial or administrative process to a Person that is an Unsuitable Person and such circumstance is not cured within one hundred eighty (180) days after Operator sends notice to Owner, then Operator may terminate this Agreement on at least sixty (60) days’ prior notice without affecting Operator’s other rights and remedies under this Agreement.

(f)            Upon foreclosure of any Security Agreement by judicial action, private sale or otherwise, or upon a conveyance by a deed in lieu of foreclosure, or upon any similar proceeding or conveyance pursuant to which a Holder or any other Person shall become the owner of the Hotel or any part thereof or interest therein, the rights of Operator under this Agreement shall not be terminated, extinguished or interfered with, except in accordance with the provisions of this Agreement and any SNDA then in effect, nor shall Operator be named or made a party to such action by such Holder (excepting only to the extent required for the maintenance of such action), and such Holder or other Person, as the case may be (a “Foreclosure Purchaser”), shall be bound by the terms and conditions of this Agreement to the same extent as if such Holder or other Person had been the original Owner hereunder, and at Operator’s request such Holder or other Person shall execute an agreement in writing with Operator agreeing to be so bound; provided, however, that no Foreclosure Purchaser shall be liable for the prior defaults of Owner, for the payment of any Management Fees or other amounts that are accrued and owing, but unpaid, to Operator (whether under this Agreement or otherwise) as of the date the Foreclosure Purchaser acquires the Hotel.

(g)            If this Agreement is terminated or rejected under applicable bankruptcy, insolvency or other laws affecting creditors’ rights and Holder or any successor or assign should thereafter acquire the Hotel in or through such proceedings, Holder shall, or shall cause a purchaser to, enter into a new management agreement with Operator and Operator agrees to execute and deliver the same on its behalf and thereby attorn to purchaser under the new management agreement upon the same terms and conditions contained in this Agreement except that the term thereof would be the remaining term under this Agreement from the date of the execution of such new agreement; provided that Operator shall not be obligated to enter into a new management agreement nor attorn to purchaser under the new management agreement unless (A) all outstanding sums owed to Operator under this Agreement are paid and Holder or such purchaser undertakes to cure any other default under this Agreement unless such defaults are not reasonably susceptible of cure by Holder or such purchasers (in which event such defaults shall be deemed waived by Operator) and (B) Operator is compensated for managing the Hotel during the interim period from the date of the termination of this Agreement to the date of the execution of the new management agreement as if this Agreement were in effect during such interim period.

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22.20            Operator’s Business.

(a)            Owner acknowledges that it has selected Operator for the operation of the Hotel in substantial part because of Operator’s and its Affiliates’ operation of other hotels. Owner further acknowledges that it has determined, on an overall basis, that the benefits of operation as part of the Brand Hotels and Network Hotels are substantial notwithstanding that all hotels in the Brand Hotels and Network Hotels will not benefit equally by inclusion therein. Owner further acknowledges that in certain respects all hotels compete on an international, national, regional and local basis with other hotels and that conflicts may, from time to time, arise between the Hotel and other hotels owned or operated by Operator or its Affiliates. Except as expressly provided in Section 22.20(b), Owner consents to the ownership and/or operation by Operator (or its Affiliates) of its group of hotels (including without limitation the Brand Hotels and the Network Hotels) and to the addition by Operator (or its Affiliates) of other hotels wherever located (including the ownership, operation or addition of other hotels that may be deemed competitive with the Hotel).

(b)            Nothing contained herein shall restrict Operator or any of its Affiliates from owning, managing, franchising or leasing any lodging facility or other similar business, whether competing with the Hotel or otherwise, it being understood that such activity by Operator shall be totally unrestricted. Operator and its Affiliates may engage, or acquire and retain an interest, in any other business ventures, transactions, or other opportunities of any kind, nature, or description (independently or with others), regardless of whether those ventures, transactions, or other opportunities have been made available to the Owner or are related to, or competitive with, the Hotel without having any duty or other obligation to (i) notify the Owner of any aspect of those opportunities; (ii) offer (or otherwise make available to) the Owner any interest in those opportunities; or (iii) share with the Owner any of the income, profits or rewards derived by Operator from those opportunities. The fact that Operator (or any of its Affiliates) takes advantage of any opportunity described in, or permitted under, the preceding sentence, and does not offer that opportunity to Owner will not violate any duty that Operator may otherwise have to the Owner or cause Operator to become liable to the Owner for any lost opportunity of the Owner.

22.21            Expenses. Owner covenants and agrees to pay for all reasonable outside counsel fees incurred by Operator in connection with the negotiation, preparation, execution and delivery of this Agreement and all reasonable costs and expenses (including reasonable attorneys’ fees and disbursements), except as may be otherwise expressly provided in this Agreement, incurred by Operator in connection with the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications requested by Owner to this Agreement and any other ancillary document or matter related thereto, including specifically the negotiation and execution of subordination and non-disturbance agreements, guaranties and estoppels (regardless of whether such request is from Owner or a Holder). The release of Operator’s signature for any document is expressly conditioned upon the prior or contemporaneous payment of the fees and referenced in this Section 22.22.

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22.22            Foreign Corrupt Practices Act. Neither party nor any Person for or on behalf of such party shall make, and each party acknowledges that the other party will not make, any expenditure for any unlawful purposes in the performance of its obligations under this Agreement and in connection with its activities in relation thereto. Neither party nor any Person for or on behalf of such party, shall, and each party acknowledges that the other party will not, make any offer, payment or promise to pay, authorize the payment of any money, or offer, promise or authorize the giving or anything of value, to (a) any government official, any political party or official thereof, or any candidate for political office, or (b) any other Person while knowing or having reason to know that all or a portion of such money or thing of value will be offered, given, or promised, directly or indirectly, to any such official, to any such political party or official thereof, or to any candidate for political office for the purpose of: (i) influencing any action or decision of such official party or official thereof, or candidate in his or its capacity, including a decision to fail to perform his or its official functions; or (ii) inducing such official party or official thereof, or candidate to use his or its influence with any governmental authority to effect or influence any act or decision of such governmental authority. Owner represents and warrants to Operator that, as of the Commencement Date, no government official nor any candidate for political office has any direct or indirect ownership or investment interest (other than interests held through publicly traded securities) in the revenues or profit of Owner or the Hotel. Operator represents and warrants to the other party that no government official nor any candidate for political office has any direct or indirect ownership or investment interest in the revenues or profit of Operator.

22.23            Recordation. Upon a termination of this Agreement by Owner pursuant to Section 14.2 or a termination of this Agreement pursuant to Section 15.1, if and to the extent recordation of such memorandum is permissible under Applicable Law, the parties shall execute an appropriate memorandum of Operator’s reinstatement right under Section 14. 3 or Section 15.3, as applicable, in the form of Exhibit G or such other registrable or recordable form reasonably acceptable to both parties and cause the same to be registered or recorded (or take whatever other steps are necessary to give official notice to all third parties of Operator’s reinstatement right) in the jurisdiction in which the Hotel is located or as otherwise necessary to give effective official notice. Any cost of such registration or recordation shall be borne by Operator. Owner and its Affiliates shall not interfere with or hinder Operator’s right to require the recordation of a memorandum on the terms set forth herein.

22.24            Irrevocability of Contract. IN ORDER TO REALIZE THE FULL BENEFITS CONTEMPLATED BY THE PARTIES, THE PARTIES INTEND THAT THIS AGREEMENT SHALL BE NON-TERMINABLE PRIOR TO THE END OF THE TERM, EXCEPT FOR AN EVENT OF DEFAULT, OWNER DEFAULT AND THE SPECIFIC TERMINATION RIGHTS IN FAVOR OF A PARTY SET FORTH IN THIS AGREEMENT. ACCORDINGLY, NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, THE PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE AND DISCLAIM ALL RIGHTS TO TERMINATE THIS AGREEMENT AT LAW OR IN EQUITY, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT.

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22.25            Waivers.

(a)            Trial by Jury. Each party waives, to the fullest extent permitted by law, trial by jury of all claims AND ALL ACTIONS OR PROCEEDINGS arising out of or relating to this Agreement.

(b)            Class Actions. Owner agrees that, for Operator’s chain of brand hotels to function properly, Operator should not be burdened with the costs of arbitrating or litigating system-wide claims. Accordingly, Owner agrees that any disagreement between Owner and Operator RELATING TO THE HOTEL shall be considered unique as to its facts and shall not be brought as a class action, and Owner waives, to the fullest extent permitted by law, all rights to bring a class action or multi-plaintiff, consolidated or collective action against Operator or any of its Affiliates RELATING TO THE HOTEL.

(c)            Decisions in Prior Claims. In addition, Owner agrees that in any arbitration or litigation between the parties, the arbitrator(s) or court shall not be precluded from making its own independent determination of the issues in question, notwithstanding the likeness of issues in any other arbitration or litigation involving Operator and any other Owner or any of their Affiliates, and each party waives, to the fullest extent permitted by law, all rights to claim that a prior disposition of the same or comparable issues WITH OTHER PARTIES precludes such independent determination.

22.26            Owner’s Representative. Owner shall designate an individual to act as representative for Owner (the “Owner’s Representative”), and Operator shall have the right to rely on all actions, decisions and determinations by, and communications with, the Owner’s Representative and to assume that all actions by the Owner’s Representative are fully authorized by Owner and binding thereon. Owner shall provide to Operator the name, address, telephone and fax numbers, email address and other relevant contact information for the Owner’s Representative as of the Commencement Date. The Owner’s Representative is the only Person designated by Owner to communicate instructions and decisions upon which Operator may rely. Owner shall notify Operator promptly following any change in the Owner’s Representative, such change not to occur more than twice in any Calendar Year.

22.27            Survival. Any indemnification, payment, reimbursement or other monetary obligation of either party occurring hereunder shall expressly survive the termination of this Agreement.

22.28            Employment Matters. Notwithstanding anything to the contrary in this Agreement, Owner’s approval shall be required for Operator and/or its Affiliates to enter into, amend or modify in any material respect any collective bargaining agreements, card-check agreements, neutrality agreements or other similar agreements with labor unions solely in connection with the Hotel; provided however that Owner shall be commercially reasonable in its approval of entering into or modifying such agreements, and shall not withhold approval if entering into or modifying such agreements is required by Applicable Law; and provided further that, during any period in which Landlord or a direct or indirect owner of Landlord has elected to be and intends to be taxed as a real estate investment trust under the Code, Owner’s approval shall be required only to the extent that such agreements purport to bind Owner and/or Landlord and/or purport to be effective regardless of a termination.

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22.29            REIT Qualification. The following provisions shall apply during any period in which Landlord or a direct or indirect owner of Landlord has elected to be and intends to be taxed as a real estate investment trust under the Code:

(a)            Operator shall take all commercially reasonable actions reasonably requested by Owner or Landlord for the purpose of qualifying Landlord’s rental income from Owner under the Lease as “rents from real property” pursuant to Sections 856(d)(1), 856(d)(2), 856(d)(8)(B) and 856(d)(9) of the Code, including but not limited to any action requested to maintain: (1) Operator’s continued qualification as an “eligible independent contractor” (as defined in Section 856(d)(9)(A) of the Code) with respect to Landlord and Owner, and (2) the Hotel’s treatment as a “qualified lodging facility” (as defined in Section 856(d)(9)(D) of the Code). Operator shall not be liable if such reasonably requested actions, once implemented, fail to have the desired result of qualifying Landlord’s rental income from Owner under the Lease as “rents from real property” pursuant to Sections 856(d)(1), 856(d)(2), 856(d)(8)(B) and 856(d)(9) of the Code. This Section 22.29(a) shall not apply in situations where an Adverse Regulatory Event has occurred; instead, Section 22.30 shall apply.

(b)            If Owner or Landlord wishes to invoke the terms of Section 22.29(a), Owner or Landlord (as appropriate) shall contact Operator and the parties shall meet with each other to discuss the relevant issues and to develop a mutually agreed upon plan for implementing such reasonably requested actions.

(c)            Any additional out-of-pocket costs or expenses incurred by Operator in complying with such a request or any reporting duties in connection therewith shall be borne by Owner (and shall not be an Operating Expense). Owner shall reimburse Operator for such expense or cost promptly, but not later than five (5) Business Days after such expense or cost is incurred.

(d)            Operator shall not authorize any wagering activities to be conducted at or in connection with the Hotel, and Operator shall use commercially reasonable efforts to achieve the goal of having at least one-half of the guest rooms in the Hotel being used on a transient basis and the goal of having no Hotel amenities and facilities that are not customary for similarly situated properties.

(e)            Notwithstanding anything herein to the contrary, Operator shall have the exclusive right to manage the day-to-day operation the Hotel in accordance with Sections 856(d)(8)-(9) of the Code and the Treasury regulations thereunder, and any provision for the approval, consent, or other action of Owner is subject to the limitation (and is to be interpreted in a manner consistent with such limitation) that such approval, consent, or other action shall be required or permitted only to the extent the same is consistent with Operator’s obligation to manage the day-to-day operation of the Hotel in accordance with Sections 856(d)(8)-(9) of the Code and the Treasury regulations thereunder.

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22.30            Adverse Regulatory Event. In the event of an Adverse Regulatory Event arising from or in connection with this Agreement, Owner and Operator shall work together in good faith to amend this Agreement to eliminate the impact of such Adverse Regulatory Event. For purposes of this Agreement, the term “Adverse Regulatory Event” means any time that a law, statute, ordinance, code, rule or regulation imposes upon Owner (or could impose upon Owner in Owner’s reasonable opinion), any material threat to Landlord’s or any of Landlord’s Affiliate’s status as a “real estate investment trust” under the Code or to the treatment of amounts paid to Landlord as “rents from real property” under Section 856(d) of the Code. Operator and Owner shall inform the other of any Adverse Regulatory Event of which it is aware and which it believes likely to impair compliance of the Hotel with respect to the aforementioned sections of the Code.

22.31            Tax Matters. Operator will prepare or cause to be prepared all tax returns required in the operation of the Hotel, which include payroll, sales and use tax returns, personal property tax returns and business, professional and occupational license tax returns. Operator shall timely file or cause to be filed such returns as required by the jurisdiction in which the Hotel is located; provided that Owner shall promptly provide all relevant information to Operator upon request, and any late fees or penalties resulting from delays caused by Owner shall be borne by Owner. Operator shall not be responsible for the preparation of Landlord’s or Owner’s federal or state income tax returns, provided that Operator shall cooperate fully with Owner and Landlord as may be necessary to enable Owner or Landlord to file such federal or state income tax returns, including by preparing data reasonably requested by Owner or Landlord and submitting it to Owner or Landlord, as applicable, as soon as reasonably practicable following such request.

22.32            Dollar Amount Adjustment. At the request of either party hereto, the parties from time to time will adjust the amounts to be determined pursuant to this Agreement with regard to the operation of the Hotel (other than the Management Fees) by CPI.

ARTICLE 23
REPRESENTATIONS, WARRANTIES AND COVENANTS

23.1            Owner Representations and Warranties. Owner hereby represents and warrants to Operator as follows, as of the Commencement Date (except where ongoing compliance is expressly provided for below):

(a)            Owner is duly organized, validly existing and qualified to conduct its business, and has full power and authority to enter into and fully perform and comply with the terms of this Agreement.

(b)            Neither the execution and delivery of this Agreement nor its performance by Owner will conflict with or result in a breach of any contract, agreement, law, rule or regulation to which it is bound.

(c)            This Agreement is valid and enforceable against Owner in accordance with its terms and each instrument to be executed by Owner pursuant to this Agreement or in connection herewith will, when executed and delivered, be valid and enforceable against Owner in accordance with its terms, subject only to the effect of (i) bankruptcy, insolvency, reorganization, moratorium or other comparable laws relating to or affecting the rights of creditors generally, and (ii) the application of general principles of equity (regardless of whether enforcement is considered “proceedings at law or in equity”).

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(d)            There is no legal action, suit, arbitration or other legal, administrative or other governmental proceeding (whether federal, state, local or foreign) pending or, to Owner’s knowledge, threatened against Owner or any Affiliate of Owner or any of their respective properties, assets, rights or business before any court or governmental department, commission, board, bureau, agency or instrumentality or any arbitrator, that may have a material adverse effect on Owner or that draws into question the validity of this Agreement or the ability of Owner to perform its obligations hereunder.

(e)            Owner holds good and marketable leasehold title to the Hotel, and will keep and maintain throughout the Term good and marketable leasehold title to the Hotel free and clear of any liens, encumbrances or other charges that would materially affect the operation of the Hotel pursuant to the terms of this Agreement (unless otherwise approved by Operator), other than Security Agreements issued for the benefit of a Holder. [If applicable: Throughout the Term, Owner shall provide non-exclusive access to the Hotel to the Building’s parking garage and loading dock, to be used in common with the other occupants, tenants, licensees and other users of the Building.]

(f)            Owner shall comply in all material respects with all terms, covenants and conditions that apply to the Hotel of any CC&Rs encumbering the Hotel. Owner represents to Operator that nothing in any Security Instrument or CC&Rs shall abridge Operator’s rights under this Agreement, and Owner shall not hereafter make or modify any Security Instrument or CC&Rs so as to abridge any rights of Operator under this Agreement, without Operator’s consent. Copies of each CC&Rs, as the same may be entered into or modified from time to time, shall be promptly furnished to Operator.

(g)            Neither Owner nor any of its Affiliates is or at any time during the Term will be an Unsuitable Person.

(h)            No real estate broker, salesman, finder or agent has assisted Owner in connection with this Agreement. Owner shall indemnify, defend and hold harmless Operator from any and all loss or damage, cost or expense, including reasonable attorneys’ fees and costs, which Operator may sustain or incur by reason of any claim for a commission by any broker.

(i)            Neither it nor any Person having a direct or indirect ownership interest in Owner (except, to the extent applicable, owners of any publicly listed entity which own or control, directly or indirectly, less than 10% of such party), nor any guarantor of such party’s obligations under this Agreement (if any), has been, is now, or will be an Unsuitable Person.

23.2            Operator Representations and Warranties. Operator hereby represents and warrants to Owner as follows, as of the Commencement Date (except where ongoing compliance is expressly provided for below):

(a)            Operator is duly organized, validly existing and qualified to conduct its business, and has full power and authority to enter into and fully perform and comply with the terms of this Agreement.

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(b)            Neither the execution and delivery of this Agreement nor its performance by Operator will conflict with or result in a breach of any contract, agreement, law, rule or regulation to which it is bound.

(c)            This Agreement is valid and enforceable against Operator in accordance with its terms and each instrument to be executed by Operator pursuant to this Agreement or in connection herewith will, when executed and delivered, be valid and enforceable against Operator in accordance with its terms, subject to the effect of (i) bankruptcy, insolvency, reorganization, moratorium or other comparable laws relating to or affecting the rights of creditors generally, and (ii) the application of general principles of equity (regardless of whether enforcement is considered in proceedings at law or in equity).

(d)            There is no legal action, suit, arbitration or other legal, administrative or other governmental proceeding (whether federal, state, local or foreign) pending or, to Operator’s knowledge, threatened against Operator or any Affiliate of Operator or any of their respective properties, assets, rights or business before any court or governmental department, commission, board, bureau, agency or instrumentality or any arbitrator, that may have a material adverse effect on Operator or that draws into question the validity of this Agreement or the ability of Operator to perform its obligations hereunder.

(e)            No real estate broker, salesman, finder or agent has assisted Operator in connection with this Agreement. Operator shall indemnify, defend and hold harmless Owner from any and all loss or damage, cost or expense, including reasonable attorneys’ fees and costs, which Owner may sustain or incur by reason of any claim for a commission by any broker.

(f)            Neither it nor any Person having a direct or indirect ownership interest in Operator (except, to the extent applicable, owners of any publicly listed entity which own or control, directly or indirectly, less than 10% of such party), nor any guarantor of such party’s obligations under this Agreement (if any), has been, is now, or will be an Unsuitable Person.

(g)            Operator is an Affiliate of Operator Parent.

23.3            Quiet Enjoyment. Unless and until this Agreement is terminated: (a) Owner covenants that Operator, in fulfilling its obligations hereunder, shall and may peaceably and quietly possess, manage and operate the Hotel during the Term, and (b) Owner will at its own expense (unless the matter creating the impediment to quiet enjoyment would be characterized as an Operating Expense) undertake and prosecute any appropriate action, judicial or otherwise, to assure such peaceful and quiet possession by Operator.

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23.4            Financing and Sales; Disclosures of Non-Participation by Operator. Owner shall not represent to any Holder under any proposed Security Instrument, or to any joint venturer, investor, partner or purchaser of securities in a private or public offering of securities of Owner, or to any Transferee of the Hotel or to any other Person, that Operator or its Affiliates are or shall be in any way responsible for Owner’s obligations under such Security Agreement, offering or Transfer, and, shall affirmatively disclose in writing to any such joint venturer, investor, partner, purchaser of securities, Transferee or other Person, and, if requested by Operator, any Holder, that Operator is not participating in such offering, borrowing or Transfer, nor has Operator made any representations, warranties, or guaranties, other than to state that the Hotel will be managed by Operator as provided in this Agreement. Owner shall make use of any forecasts, annual plans, or projections prepared only in Owner’s name or the name of Operator or the names of any of their respective Affiliates in connection with any proposed financing arrangement, loan or public or private offering, and Owner shall indemnify Operator from claims of reliance by any Holder, joint venturer, investor, partner, purchaser of securities, Transferee or other Person on such forecasts, annual plans, or projections prepared by Operator. Furthermore, and without limiting Owner’s indemnification obligations under this Section 23.4. Owner covenants to notify in writing any such Holder, joint venturer, investor, partner, purchaser of securities, Transferee or other Person that such forecasts, annual plans, or projections prepared by Operator are confidential and should not be disseminated in any manner except as necessary for such Person’s evaluation of the Hotel and its possible interest therein. Owner shall promptly, upon request by Operator, inform Operator of the identity of any proposed Holder, joint venturer, investor, partner, purchaser of securities, Transferee or other Person having a binding obligation to Owner, and Operator shall have the right to directly notify the such proposed Holder, joint venturer, investor, partner, purchaser of securities, Transferee or other Person of the legal relationship between Operator and Owner.

23.5            Condo-Hotel; Fractional Ownership Project. Owner shall not subdivide the Hotel, including, without limitation, creation of a so-called “condo-hotel”, nor shall Owner encumber the Hotel with any timeshare or fractional ownership regime, in each case without Operator’s consent, which may be granted or withheld in Operator’s sole discretion.

[Remainder of Page Intentionally Left Blank]

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Owner and Operator have executed this Agreement as of the date first above written.

OWNER:

[OWNER NAME],

a [_______________]

By:
Name:
Title:

OPERATOR:

[SONESTA MANAGEMENT ENTITY],

a ___________________

By:
Name:
Title:

HOTEL MANAGEMENT AGREEMENT - [HOTEL NAME]

Schedule to Exhibit 10.1

We have entered into 59 management agreements with Sonesta International Hotels Corporation or its subsidiaries, a representative form of which is filed herewith. The specific management agreements, with the respective parties and applicable to the respective hotels listed below, are substantially identical in all material respects to the representative form of management agreement filed herewith.

	Trade Name and Street Address	Landlord	Owner	Manager	Service Level
1.	Royal Sonesta Hotel Boston 40 Edwin Land Boulevard Cambridge, MA	HPT Cambridge LLC	Cambridge TRS, Inc.	Sonesta International Hotels Corporation	Full
2.	Royal Sonesta Hotel New Orleans 300 Bourbon Street New Orleans, LA	Royal Sonesta, Inc.	Cambridge TRS, Inc.	Sonesta International Hotels Corporation	Full
3.	Sonesta Resort Hilton Head Island 130 Shipyard Drive Hilton Head Island, SC	HPT IHG-2 Properties Trust	Cambridge TRS, Inc.	Sonesta International Hotels Corporation	Full
4.	Royal Sonesta Hotel Baltimore 550 Light Street Baltimore, MD	Harbor Court Associates, LLC	Cambridge TRS, Inc.	Sonesta International Hotels Corporation	Full
5.	Sonesta Hotel Philadelphia 1800 Market Street Philadelphia, PA	HPT IHG-2 Properties Trust	Cambridge TRS, Inc.	Sonesta International Hotels Corporation	Full
6.	Royal Sonesta Hotel Houston 2222 West Loop South Houston, TX	HPT IHG-2 Properties Trust	Cambridge TRS, Inc.	Sonesta International Hotels Corporation	Full
7.	Sonesta Ft. Lauderdale 999 N Ft. Lauderdale Beach Boulevard Ft. Lauderdale, FL	HPT IHG-2 Properties Trust	Cambridge TRS, Inc.	Sonesta International Hotels Corporation	Full
8.	Sonesta Silicon Valley 1820 Barber Lane Milpitas, CA	HPT IHG-2 Properties Trust	Cambridge TRS, Inc.	Sonesta International Hotels Corporation	Full
9.	Royal Sonesta Chase Park Plaza 212 N. Kingshighway St. Louis, MO	HPT IHG-2 Properties Trust	Cambridge TRS, Inc.	Sonesta International Hotels Corporation	Full
10.	The Clift Royal Sonesta Hotel 495 Geary Street San Francisco, CA	HPT Geary Properties Trust	HPT Clift TRS LLC	Sonesta Clift LLC	Full
11.	Sonesta Suites Scottsdale 7300 E Gainey Suites Drive Scottsdale, AZ	HPT IHG-2 Properties Trust	Cambridge TRS, Inc.	Sonesta International Hotels Corporation	Full
12.	Royal Sonesta Chicago Riverfront 71 E Wacker Drive Chicago, IL	HPT IHG-2 Properties Trust	HPT Wacker Drive TRS LLC	Sonesta Chicago LLC	Full

	Trade Name and Street Address	Landlord	Owner	Manager	Service Level
13.	Sonesta Irvine Orange County Airport 17941 Von Karman Avenue Irvine, CA	HPT IHG-2 Properties Trust	Cambridge TRS, Inc.	Sonesta International Hotels Corporation	Full
14.	Sonesta Atlanta Northwest 6345 Powers Ferry Road NW Atlanta, GA	HPT IHG-3 Properties LLC	Cambridge TRS, Inc.	Sonesta International Hotels Corporation	Full
15.	Sonesta Anaheim 1915 S. Manchester Avenue Anaheim, CA	HPT IHG-2 Properties Trust	HPT TRS IHG-2, Inc.	Sonesta International Hotels Corporation	Full
16.	Sonesta Los Angeles Airport 5985 W. Century Blvd Los Angeles, CA	HPT IHG-2 Properties Trust	HPT TRS IHG-2, Inc.	Sonesta International Hotels Corporation	Full
17.	Sonesta Redondo Beach and Marina 300 North Harbor Drive Redondo Beach, CA	HPTMI Properties Trust	SVC Redondo Beach TRS LLC	Sonesta Redondo Beach LLC	Full
18.	Sonesta San Jose 777 Bellew Drive Milpitas, CA	HPT IHG-2 Properties Trust	HPT TRS IHG-2, Inc.	Sonesta International Hotels Corporation	Full
19.	Sonesta Denver 1450 Glenarm Place Denver, CO	HPT IHG-2 Properties Trust	HPT TRS IHG-2, Inc.	Sonesta International Hotels Corporation	Full
20.	Royal Sonesta Washington DC 2121 P Street NW Washington, DC	HPT IHG-3 Properties LLC	HPT TRS IHG-2, Inc.	Sonesta International Hotels Corporation	Full
21.	Sonesta Miami Airport 950 N.W. LeJeune Road Miami, FL	HPT IHG-2 Properties Trust	HPT TRS IHG-2, Inc.	Sonesta International Hotels Corporation	Full
22.	Sonesta Atlanta Airport North 1325 Virginia Drive Atlanta, GA	HPT IHG-3 Properties LLC	HPT TRS IHG-2, Inc.	Sonesta International Hotels Corporation	Full
23.	Sonesta Atlanta Airport South 4669 Airport Blvd Atlanta, GA	HPT IHG GA Properties LLC	HPT TRS IHG-2, Inc.	Sonesta International Hotels Corporation	Full
24.	The Allegro Royal Sonesta Hotel 171 W. Randolph Street Chicago, IL	HPT IHG-3 Properties LLC	SVC Randolph Street TRS LLC	Sonesta Randolph Street LLC	Full
25.	Royal Sonesta Chicago River North 505 N. State Street Chicago, IL	HPT IHG Chicago Property LLC	HPT State Street TRS LLC	Sonesta State Street LLC	Full

	Trade Name and Street Address	Landlord	Owner	Manager	Service Level
26.	Sonesta Chicago OHare Airport 10233 West Higgins Road Rosemont, IL	HPT IHG-3 Properties LLC	SVC Higgins Road TRS LLC	Sonesta Higgins Road LLC	Full
27.	Sonesta Charlotte 5700 Westpark Drive Charlotte, NC	HPT IHG-2 Properties Trust	HPT TRS IHG-2, Inc.	Sonesta International Hotels Corporation	Full
28.	Sonesta White Plains 66 Hale Avenue White Plains, NY	HPT IHG-2 Properties Trust	HPT TRS IHG-2, Inc.	Sonesta White Plains LLC	Full
29.	Sonesta Columbus 33 East Nationwide Blvd Columbus, OH	HPT IHG-2 Properties Trust	HPT TRS IHG-2, Inc.	Sonesta International Hotels Corporation	Full
30.	Sonesta Yorkville (Royal) 220 Bloor Street West Toronto, ON	HPT IHG Canada Properties Trust	HPT TRS IHG-2, Inc.	Sonesta Toronto ULC	Full
31.	Royal Sonesta Portland 506 SW Washington Street Portland, OR	HPT IHG-2 Properties Trust	HPT TRS IHG-2, Inc.	Sonesta International Hotels Corporation	Full
32.	Royal Sonesta San Juan 5961 Isla Verde Avenue San Juan, PR	HPT IHG PR, Inc.	SVC San Juan TRS LLC	Sonesta San Juan LLC	Full
33.	The Stephen F Austin Royal Sonesta Hotel 701 Congress Avenue Austin, TX	HPTMI Properties Trust	HPT TRS IHG-2, Inc.	Sonesta International Hotels Corporation	Full
34.	The Alexis Royal Sonesta Hotel 1007 First Avenue Seattle, WA	HPT IHG-2 Properties Trust	HPT TRS IHG-2, Inc.	Sonesta International Hotels Corporation	Full
35.	Sonesta Emeryville 5555 Shellmound Street Emeryville, CA	HPTMI Properties Trust	HPT TRS MRP, Inc.	Sonesta International Hotels Corporation	Full
36.	Sonesta Kaua`i Resort 3610 Rice Street Lihue, HI	HPTMI Hawaii, Inc.	HPT TRS MRP, Inc.	Sonesta International Hotels Corporation	Full
37.	Sonesta Nashville Airport 600 Marriott Drive, Nashville, TN	HPTMI Properties Trust	HPT TRS MRP, Inc.	Sonesta International Hotels Corporation	Full
38.	Royal Sonesta Minneapolis Downtown 35 S 7th Street Minneapolis, MN	HPTWN Properties Trust	SVC Minneapolis TRS LLC	Sonesta Minneapolis LLC	Full
39.	Nautilus Sonesta Miami Beach 1825 Collins Avenue Miami, FL	HPT IHG-2 Properties Trust	Cambridge TRS, Inc.	Sonesta International Hotels Corporation	Full

	Trade Name and Street Address	Landlord	Owner	Manager	Service Level
40.	Sonesta ES Orlando 8480 International Drive Orlando, FL	HPT IHG-2 Properties Trust	Cambridge TRS, Inc.	Sonesta International Hotels Corporation	Extended Stay
41.	Sonesta ES Suites Torrance Redondo Beach 19901 Prairie Ave. Torrance, CA	HPT IHG-2 Properties Trust	HPT TRS IHG-2, Inc.	Sonesta International Hotels Corporation	Extended Stay
42.	Sonesta ES Suites Carmel Mountain 11002 Rancho Carmel Drive San Diego, CA	HPTMI Properties Trust	HPT TRS MRP, Inc.	Sonesta International Hotels Corporation	Extended Stay
43.	Sonesta ES Suites San Diego - Sorrento Mesa 6639 Mira Mesa Blvd Sorrento Mesa, CA	HPT IHG-2 Properties Trust	HPT TRS IHG-2, Inc.	Sonesta International Hotels Corporation	Extended Stay
44.	Sonesta ES Suites Lake Buena Vista 8751 Suiteside Drive Orlando, FL	HPT IHG-2 Properties Trust	HPT TRS IHG-2, Inc.	Sonesta International Hotels Corporation	Extended Stay
45.	Sonesta ES Suites Anaheim 1855 S. Manchester Avenue Anaheim, CA	HPT IHG-2 Properties Trust	HPT TRS IHG-2, Inc.	Sonesta International Hotels Corporation	Extended Stay
46.	Sonesta ES Suites Toronto Thornhill 355 South Park Road Toronto (Thornhill), ON	HPT IHG Canada Properties Trust	HPT TRS IHG-2, Inc.	Sonesta Canada ULC	Extended Stay
47.	Sonesta Simply Suites Jersey City 21 2nd Street Jersey City, NJ	HPT IHG-2 Properties Trust	SVC Jersey City TRS LLC	Sonesta Jersey City LLC	Extended Stay
48.	Sonesta Simply Suites Las Vegas 4034 South Paradise Road Las Vegas, NV	HPTMI Properties Trust	HPT TRS IHG-2, Inc.	Sonesta International Hotels Corporation	Extended Stay
49.	Sonesta Simply Suites Scottsdale North 10740 North 90th Street Scottsdale, AZ	HPTMI Properties Trust	HPT TRS MRP, Inc.	Sonesta International Hotels Corporation	Extended Stay
50.	Sonesta Simply Suites Falls Church 205 Hillwood Avenue Falls Church, VA	HPTMI Properties Trust	HPT TRS MRP, Inc.	Sonesta International Hotels Corporation	Extended Stay
51.	Sonesta Simply Suites Miami Airport 8855 NW 27th St. Miami, FL	HPT IHG-2 Properties Trust	HPT TRS IHG-2, Inc.	Sonesta International Hotels Corporation	Extended Stay
52.	Sonesta Simply Suites Orange County Spectrum Center 16150 Sand Canyon Ave. Irvine, CA	HPT IHG-2 Properties Trust	HPT TRS IHG-2, Inc.	Sonesta International Hotels Corporation	Extended Stay

	Trade Name and Street Address	Landlord	Owner	Manager	Service Level
53.	Sonesta Simply Suites Boston Burlington 130 Middlesex Turnpike Burlington, MA	HPT IHG-2 Properties Trust	HPT TRS IHG-2, Inc.	Sonesta International Hotels Corporation	Extended Stay
54.	Sonesta Select Arlington Rosslyn 1533 Clarendon Boulevard Arlington, VA	HPTCY Properties Trust	HPT CY TRS, Inc.	Sonesta International Hotels Corporation	Select
55.	Sonesta Select Camarillo 4994 Verdugo Way Camarillo, CA	Service Properties Trust	HPT CY TRS, Inc.	Sonesta International Hotels Corporation	Select
56.	Sonesta Select Los Angeles Torrance 1925 West 190th Street Torrance, CA	HPTCY Properties Trust	HPT CY TRS, Inc.	Sonesta International Hotels Corporation	Select
57.	Sonesta Select Laguna Hills 23175 Avenida de la Carlota Laguna Hills, CA	HPTCY Properties Trust	HPT CY TRS, Inc.	Sonesta International Hotels Corporation	Select
58.	Sonesta Select Los Angeles LAX 2000 East Mariposa Avenue El Segundo, CA	Service Properties Trust	HPT CY TRS, Inc.	Sonesta International Hotels Corporation	Select
59.	Sonesta Select Middletown 9 Commerce Drive Middletown, RI	HPTCY Properties Trust	HPT CY TRS, Inc.	Sonesta International Hotels Corporation	Select